Exhibit 10.5

CONFIDENTIAL

[ *** ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Shareholders’ agreement relating to Delimobil Holding S.A.

Dated 4 June 2021

Nevsky Property Finance Limited

and

The Founders

and

Delimobil Holding S.A.

Dentons Europe AO

White Gardens

7 Lesnaya Street

125196 Moscow

Russia

CONTENTS

1	DEFINITIONS AND INTERPRETATION	4

2	CONDITION	14

3	THE GENERAL MEETING OF SHAREHOLDERS	15

4	THE BOARD AND THE INVESTOR DIRECTOR	15

5	MANAGEMENT OF THE SUBSIDIARIES AND HISTORICAL SUBSIDIARY MATTERS	17

6	ACCOUNTING, BUSINESS PLAN AND INFORMATION RIGHTS	19

7	MATTERS REQUIRING INVESTOR CONSENT AND INVESTOR DIRECTOR CONSENT	20

8	PROMOTION OF THE GROUP’S BUSINESS	20

9	DIVIDENDS	21

10	LIQUIDATION PREFERENCE	21

11	VARIATION OF CLASS RIGHTS	21

12	CONVERSION OF PREFERRED SHARES	21

13	PRE-EMPTION RIGHTS ON ALLOTMENT OF RELEVANT SECURITIES	23

14	GENERAL PROVISIONS RELATING TO TRANSFERS OF SHARES	24

15	PERMITTED TRANSFERS OF SHARES	25

16	PRE-EMPTION RIGHTS	25

17	DRAG ALONG	27

18	TAG ALONG	29

19	INVESTOR’S PUT OPTIONS	31

20	CONTROLLING FOUNDERS’ CALL OPTIONS	34

21	LIQUIDITY EVENT	35

22	REGISTRATION RIGHTS	37

23	DEED OF ADHERENCE	38

24	VALUATION OF SHARES	38

25	INVESTOR’S PROTECTION AND LIMITATION OF PROFITABILITY	40

26	EFFECT OF CEASING TO HOLD SHARES	44

27	WARRANTIES	44

28	OBLIGATIONS OF CONTROLLING FOUNDERS	44

29	CONFIDENTIALITY AND ANNOUNCEMENTS	44

30	ASSIGNMENT AND OTHER DEALINGS	45

31	THIRD PARTY RIGHTS	45

32	STATUS OF AGREEMENT	45

33	SEVERANCE	46

34	VARIATION AND WAIVER	46

35	COSTS	46

36	PAYMENTS AND DEFAULT INTEREST	46

37	ENTIRE AGREEMENT	47

38	NOTICES	47

39	FURTHER ASSURANCE	49

40	COUNTERPARTS	49

41	NO PARTNERSHIP	49

42	LANGUAGE	49

43	INADEQUACY OF DAMAGES	49

44	GOVERNING LAW	50

45	ARBITRATION	50

SCHEDULE 1 THE FOUNDERS		52

SCHEDULE 2 THE SUBSIDIARIES		53

SCHEDULE 3 RESERVED MATTERS		54

SCHEDULE 4 WARRANTIES		55

SCHEDULE 5 DEED OF ADHERENCE		56

Shareholders’ agreement

Dated 4 June 2021

Between

(1)

Nevsky Property Finance Limited, a company organised under the laws of the Republic of Cyprus, having its registered address at 30 Ekaterinis Kornarou street, 3rd floor, Stovolos 2024, Nicosia, Cyprus, with registration number HE193313 (the Investor);

(2)	The persons whose names and addresses are set out in Schedule 1 (the Founders); and

(3)

Delimobil Holding S.A., a public limited liability company (société anonyme) incorporated and existing under the law of the Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B250892, whose registered office is at 10, rue C.M. Spoo, L-2546 Luxembourg, Grand Duchy of Luxembourg (the Company).

BACKGROUND

A

The Shareholders and the Company have agreed to enter into this Agreement for the purpose of regulating the management of the Company, their relationship with each other and certain aspects of the affairs of the Company.

Agreed terms

1	Definitions and interpretation

1.1

In this Agreement, except where a different interpretation is necessary in the context, and in addition to the words and expressions defined elsewhere in this Agreement, the words and expressions set out below shall have the following meanings:

Affiliate means:

(a)	in relation to a Shareholder who is an individual, any person which is from time to time, directly or indirectly, Controlled by such individual;

(b)	in relation to a Shareholder which is a company, any person which from time to time, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such company; and

(c)	in relation to a shareholder which is a fund, partnership, company, syndicate or other entity whose business is managed by a Fund Manager (an Investment Fund) or a nominee of that person:

(i)	any other Investment Fund managed by that Fund Manager;

(ii)	the Fund Manager of that Investment Fund; and

(iii)	any person which from time to time, directly or indirectly, Controls, or is Controlled by, or is under common Control with, that Fund Manager.

Anytime means Limited Liability Company “Anytime”, a Subsidiary the details of which are set out in Schedule 2.

Articles means the articles of association of the Company as may be amended from time to time in accordance with this Agreement.

Available Profits means profits available for distribution within the meaning of the applicable Luxembourg law.

Board means the board of directors (conseil d’administration) of the Company as constituted from time to time.

Budget means the first Financial Year of the Business Plan.

Business Day means a day on which banks are ordinarily open for the transaction of normal banking business in the Russian Federation, Cyprus and Luxembourg (other than a Saturday or Sunday).

Business Plan means a separate business plan for each of Carsharing Russia and Anytime for the five (5) consecutive Financial Years which shall include a detailed breakdown of:

(a)	profit and loss statement with yearly and monthly breakdowns;

(b)	cash flow statement with yearly and monthly breakdowns;

(c)	car fleet inflow with yearly and monthly breakdowns; and

(d)	monthly breakdown of funding requirements.

Carsharing means for the purpose of this Agreement:

(a)	short term (typically by the minute and for less than 24 hours) car rental business;

(b)	subscription car business model which allows renting cars from one day up to an unlimited period of time with phased monthly or daily payments,

excluding, for the avoidance of doubt, financial car leasing or extending car loans.

Carsharing Russia means Limited Liability Company “Carsharing Russia”, a Subsidiary the details of which are set out in Schedule 2.

Change of Control:

(a)

as used with respect to a Shareholder which is not an individual, means it becomes Controlled by a person other than, or ceases to be Controlled by, the person exercising ultimate Control over such Shareholder as at the date of this Agreement (as disclosed in writing to the other parties on or before that date);

(b)	as used with respect to a Shareholder which is an Investment Fund, means:

(i)

the Fund Manager of that Investment Fund becomes Controlled by a person other than, or ceases to be Controlled by, the person exercising ultimate Control over such Fund Manager as at the date of this Agreement (as disclosed in writing to the other parties on or before that date); or

(ii)

any change of the Fund Manager of that Investment Fund, provided that the new Fund Manager is Controlled by a person, other than the person exercising ultimate Control over the first Fund Manager as at the date of this Agreement (as disclosed in writing to the other parties on or before that date).

CoC Put Option means the option granted in favour of the Investor by Clause 19.2.

Competitor means a person carrying on or being concerned, engaged or interested directly or indirectly (in any capacity whatsoever) as a significant line of its business in any trade or business competing with the trade or business of the Group as carried on at the time, being at the date of this Agreement Carsharing (other than any person, holding for investment purposes only not more than 5% of any class of shares or securities of any company engaged in Carsharing).

Completion has the meaning given in the Subscription Agreement.

Consideration means the purchase price for the Option Shares payable by the Option Buyer on Option Completion as set out in Clause 19.7.

Control means, with respect to any person, the possession by another person (or persons acting in concert), directly or indirectly, of the power to direct or cause the direction of the management and policies of such person through:

(i)	the ownership of more than 50% of the equity securities, participation interests, or other equity interests in such person;

(ii)

the ability, whether exercised or held directly or indirectly, to exercise more than 50% of the votes at any general meeting of shareholders (or the closest equivalent governing body) of such person; or

(iii)

the ability to appoint or remove, directly or indirectly, directors or members of any management body of the relevant person holding a majority of the voting rights at meetings of the relevant board or management body on all, or substantially all, matters, or the ability to appoint or remove, directly or indirectly the sole executive officer of the relevant person, and the terms Controlled by and under common Control with shall be similarly construed.

Controlling Founders means MK IMPACT FINANCE, MIKRO FUND and D-Mobility Worldwide a.s., details of which are in Schedule 1.

Deed of Adherence means a deed of adherence substantially in the form set out in Schedule 5 and completed in accordance with Clause 23 so as to be appropriate to the circumstances.

Directors means the directors (administrateurs) of the Company from time to time.

D-Mobility means D-Mobility Worldwide a.s., a Controlling Founder details of which are in Schedule 1.

Encumbrance means any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected) other than liens arising by operation of law.

Equity Securities means any and all shares (whether ordinary or preferred), interests, rights, participations or other equivalents of or interests in (however designated) stock in the share capital of a person, or securities representing anything of the foregoing, including American depositary receipts, American depositary shares and/or other instruments, in each case that confer the right to receive a share of the profits and losses of, or distributions of, such person, but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Equity Securities pursuant to this definition, whether or not such debt securities include any right of participation with Equity Securities.

Expert Valuer means any of PricewaterhouseCoopers, Ernst & Young, Deloitte or KPMG or their affiliates.

Fair Value is as agreed or determined in accordance with Clause 24.

Financial Year means a period of time starting on 1 January and ending on 31 December of the same calendar year, and Financial Quarter means any calendar quarter of a Financial Year.

Fund Manager means a person whose principal business is to make, manage or advise upon investments in securities (for the avoidance of doubt, the Fund Manager of MK IMPACT FINANCE and MIKRO FUND as of the date of this Agreement is Mikro Kapital Management S.A.).

Group means the Company and the Subsidiaries for the time being.

Group Company means a company in the Group.

IAS 34 means the International Accounting Standard 34, Interim Financial Reporting issued by the International Accounting Standards Board, as amended, supplemented, or re-issued from time to time.

IFRS means International Financial Reporting Standards (including international accounting standards, international financial reporting standards and interpretations of such standards) as formally adopted for use in the European Union under EU Regulation 1606/2002 and in force at the relevant time.

Insolvency Event, with respect to the Investor, any Controlling Founder or the Fund Manager of any Controlling Founder, means any of the following:

(a)

any procedure is commenced with a view to the winding-up or reorganisation of any of the aforementioned persons or its relevant Controlling person (other than for the purpose of a solvent amalgamation or reconstruction), and that procedure is not terminated or discharged within thirty (30) Business Days;

(b)

any procedure is commenced with a view to the appointment of an administrator, receiver, administrative receiver, trustee in bankruptcy or liquidator in relation to any of the aforementioned persons or its relevant Controlling person or all or substantially all of its assets and that procedure (unless commenced by any of the aforementioned persons or its relevant Controlling person, as the case may be) is not terminated or discharged within thirty (30) Business Days;

(c)

the holder of any security over all or substantially all of the assets of any of the aforementioned persons or its relevant Controlling person takes any step to enforce that security and that enforcement is not discontinued within thirty (30) Business Days;

(d)

any of the aforementioned persons or its relevant Controlling person enters into a compromise or arrangement with its creditors or any class of them or has a meeting of shareholders called to consider a resolution to wind it up; or

(e)

any of the aforementioned persons or its relevant Controlling person ceases or threatens to cease wholly or substantially to carry on its business, other than for the purpose of a solvent amalgamation or reconstruction.

Investor Consent means the prior consent in writing of the Investor.

Investor Director means a director appointed by the Investor in accordance with Clause 4.2.

Investor Director Consent means the prior consent in writing of the Investor Director.

Investor’s IPO Allocation has the meaning given in Clause 21.2(a)(i);

Investor’s SPAC Allocation has the meaning given in Clause 21.2(b)(ii);

IPO means the initial public offering and admission of all or any of the Equity Securities of the Company to the main trading list of a Recognised Exchange.

Issue Price means in respect of any Share, the subscription price paid in respect of that Share, including any share premium.

Liquidity Event means:

(a)	a Share Sale;

(b)	a Qualifying IPO; or

(c)	a SPAC Combination.

Liquidity Event Put Option means the option granted in favour of the Investor by Clause 19.1.

Loan Assignment Agreement means the loan assignment agreement entered into by and between MIKRO FUND as assignor, the Company as assignee and Carsharing Russia, SMM and Anytime as borrowers on or around the date of this Agreement.

Loan Subordination Agreement means the subordination deed entered into by and between the Company as assignee, MIKRO FUND as assignor and the Investor as senior creditor on or around the date of this Agreement.

Lock-Up Period means 12 months from the date of Completion.

Mikro Kapital Management S.A., means a legal entity incorporated and existing under the law of the Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B227640, whose registered office is at 10, rue C.M. Spoo, L-2546 Luxembourg, Grand Duchy of Luxembourg.

Option Completion means the completion of the exercise of the Put Option as described in Clause 19.8.

Option Period means a period of time commencing on 1 July 2023 and ending on 31 December 2023 (both dates inclusive).

Option Shares means all Shares legally and beneficially owned by the Investor from time to time and any other shares, stock or securities referred to in Clause 19.9.

Ordinary Shares means the ordinary shares of Euro 0.01 each in the share capital of the Company, which have the rights set out in the Articles.

Original Securities has the meaning given in Clause 25.1.

Permitted Transfer means a transfer of Shares made in accordance with Clause 15.

Permitted Transferee means, in relation to a Shareholder, any Affiliate of that Shareholder that is not a Restricted Person.

Preferred Shares means the convertible preference shares of Euro 0.01 (one Eurocent) each in the share capital of the Company, which have the rights set out in the Articles.

Put Option means the Liquidity Event Put Option or the CoC Put Option.

Put Option Exercise Notice means the written notice given by the Investor in accordance with Clause 19.6(c).

Qualifying IPO means a fully underwritten IPO which satisfies all of the following criteria:

(a)	it is made by means of bookbuilding by internationally recognized independent and reputable underwriters and concurrent listing on a Recognised Exchange;

(b)	it is made to not less than 10 different investors not being Affiliated with any of the Founders; and

(c)

gross proceeds resulting from the initial sale of Equity Securities of the Company to the investors referred to in paragraph (b) of this definition, excluding gross proceeds resulting from the Investor’s IPO Allocation, shall be not less than USD 200,000,000 (two hundred million US Dollars).

RAS means the body of rules of accounting and financial reporting in the Russian Federation and adopted for use in the Russian Federation in accordance with Federal Law No. 402-FZ “On Accounting” dated 6 December 2011 and other applicable legislation of the Russian Federation in force from time to time (commonly known as “Russian Accounting Standards”), as in force on the date of the relevant accounts.

Recognised Exchange means the London Stock Exchange plc, the Nasdaq National Stock Market of the Nasdaq Stock Market Inc., the New York Stock Exchange Inc., Euronext, Deutsche Börse, the Stock Exchange of Hong Kong or any other internationally recognised and reputable stock exchange.

Relevant Securities means any Shares or other securities convertible into, or carrying the right to subscribe for Shares, issued by the Company after the date of this Agreement, other than any Shares or other securities issued by the Company in order for the Company to comply with its obligations under this Agreement.

Reorganisation means in relation to the Company:

(a)	a subdivision, consolidation or reclassification of the Shares;

(b)

a reduction of capital (of whatever nature, but excluding a cancellation of capital that is lost or not represented by available assets), or any other reduction in the number of Shares in issue from time to time;

(c)	an issue of Shares by way of dividend or distribution;

(d)	an issue of Shares by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve); or

(e)

a consolidation, amalgamation or merger of the Company with or into another entity (other than a consolidation, amalgamation or merger following which the Company is the surviving entity and which does not result in any reclassification of, or change in, the Shares), or any division, spin off or other corporate reorganization of the Company, in each case, excluding any of the aforementioned actions or events in a SPAC Combination.

Restricted Person means any person who is:

(a)	a Sanctioned Person;

(b)	a bankrupt;

(c)	in liquidation;

(d)	a minor;

(e)	a person of unsound mind;

(f)	a Competitor; or

(g)

a person to whom a transfer or issue of Shares would restrict in any respect the continued participation of the Company or any Shareholder in the ownership, funding and/or management of, any Group Company.

Sale and Purchase Agreements mean (i) the sale and purchase agreement entered into by and between Artem Alexandrovich Sergeev as seller and the Investor as purchaser on or around the date of this Agreement with respect to two million (2,000,000) Ordinary Shares and (ii) the sale and purchase agreement entered into by and between Artur Borisovich Melikyan as seller and the Investor as purchaser on or around the date of this Agreement with respect to one million (1,000,000) Ordinary Shares.

Sale Proceeds means the consideration payable (including any deferred and/or contingent consideration) whether in cash or otherwise to those Shareholders selling Shares under a Share Sale.

Sanctioned Person means any person that is:

(a)

listed in, designated by or otherwise subject to Sanctions; or 50% or more owned or Controlled by, individually or in the aggregate, or acting on behalf of, one or more persons listed on any Sanctions List; or

(b)	a person which is subject to Sanctions in the same way as if it fell within item (a) above,

provided, in each case, that holding of Shares by such person, transferring or issuing Shares to such Person or otherwise dealing with such Person would:

(i)	result in any Group Company or any Shareholder being in violation of any Sanctions; or

(ii)

result in any Group Company or any Shareholder being involved in an activity that a reasonable person knowledgeable about the relevant Sanctions regime would conclude is specifically identified under Sanctions as constituting a basis for the imposition of Sanctions against a person engaged in such activity.

Sanctions means any laws or regulations relating to economic or financial sanctions or trade embargoes, foreign trade controls, non-proliferation, anti-terrorism or similar or related restrictive measures enacted, imposed, administered or enforced from time to time by a Sanctions Authority.

Sanctions Authority means Governmental Authorities of the United Nations Security Council, the European Union, the United Kingdom (including through Her Majesty’s Treasury (HMT)), Switzerland, the U.S. (including through the Office of Foreign Assets Control of the U.S. Department of Treasury (OFAC)) or the Russian Federation or any other jurisdiction with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over any party or the Company.

Sanctions List means the Specially Designated Nationals and Blocked Persons List maintained by OFAC, the Denied Persons List maintained by the US Department of Commerce, the Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions maintained by the European External Action Service of the European Union, or any other list issued or maintained by any Sanctions Authorities of persons subject to Sanctions (including investment or related restrictions and any Sectoral Sanctions), each as amended, supplemented or substituted from time to time.

Share Sale means the sale of (or the grant of a right to acquire or to dispose of) any of the Shares (in one transaction or a series of transactions) which will result in the purchaser of those Shares (or grantee of that right) and any persons acting in concert with him together acquiring Control of the Company, except for any transfers by the Shareholders to their Permitted Transferees.

Shareholder means a holder of shares in the Company who is a party to this Agreement or becomes a party to this Agreement by executing a Deed of Adherence.

Shares means the Ordinary Shares, the Preferred Shares and any other shares in the share capital of the Company.

SEC means the U.S. Securities and Exchange Commission.

Sectoral Sanctions means any Sanctions imposed by any Sanctions Authority that do not freeze the assets and/or economic resources of a designated person or comprehensively freeze making available funds or economic resources to such designated person, but merely restrict the ability of certain individuals or entities to access financing or export or import equipment, goods, technology or services.

Securities Act means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

SMM means Limited Liability Company “Smart mobility management”, a Subsidiary details of which are set out in Schedule 2.

SPAC means a special purpose acquisition company that immediately prior to a SPAC Combination:

(a)

has no material assets (other than proceeds from its initial public offering, the private placement of securities in connection therewith and working capital loans made by such company’s sponsor, management team or their respective Affiliates);

(b)

has no material liabilities or obligations (other than payables to vendors, professionals, consultants and other advisors, deferred underwriting fees incurred in connection with its initial public offering or other liabilities or obligations arising from the rights of the company’s shareholders to redeem their shares and/or receive liquidating distributions under specified circumstances, including the rights granted as part of private investment in public equity to finance the SPAC Combination); and

(c)	the assets of which are subject to no material Encumbrances.

SPAC Combination means the acquisition, merger or other business combination involving the Company and a SPAC which satisfies each of the criteria in (a)—(d) below:

(a)	as a result of such acquisition, merger or other business combination the Company:

(i)	merges with and into the SPAC (or a vehicle into which the SPAC merges); or

(ii)	becomes a wholly owned subsidiary of the SPAC (or a vehicle into which the SPAC merges);

(b)	the SPAC Securities are listed on a Recognised Exchange;

(c)	immediately following such acquisition, merger or other business combination the SPAC Securities are held by no less than 10 different investors not being Affiliated with any of the Founders; and

(d)

the aggregate amount of cash and cash equivalents of the SPAC immediately prior to such acquisition, merger or other business combination (including (a) the gross proceeds resulting from the initial public offering of SPAC Securities and (b) any private investments in public equity (PIPE) received by the SPAC but excluding (x) any stockholder redemptions, (y) participation, warrants, options and investment of the sponsor(-s) and (z) any proceeds resulting from the Investor’s SPAC Allocation) is not less than USD 200,000,000 (two hundred million US Dollars).

SPAC Securities mean Equity Securities of the SPAC or, if applicable, Equity Securities of the public company resulting from the SPAC Combination.

Subscription Agreement means the subscription agreement in respect of the Company entered into between the Investor and the Company on or about the date of this Agreement.

Subsidiaries means the subsidiaries of the Company from time to time (being, as at the date of this Agreement, the companies brief particulars of which are set out in Schedule 2).

1.2	In this Agreement, unless otherwise stated:

(a)	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement;

(b)	references to Clauses and Schedules are to Clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule;

(c)	the Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules;

(d)

a reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated in accordance with its terms from time to time;

(e)	the expression this Clause, unless followed by the number of a specific part of the Clause, refers to the whole clause in which it occurs;

(f)	unless the context otherwise requires, words in the singular shall include the plural and vice versa;

(g)	unless the context otherwise requires, a reference to one gender shall include a reference to the other genders;

(h)

a reference to a person includes each of the following, even if they have no separate legal personality: an individual, firm, partnership, trust, joint venture, body corporate, unincorporated body, association, organisation or any government, state or local body or authority;

(i)

a reference to a party mean an original party to this Agreement and any person who has executed a Deed of Adherence, in each case together with their respective personal representatives and successors in title and permitted assigns;

(j)	unless expressly provided otherwise in this Agreement, a reference to writing or written includes fax, but not email;

(k)

references to the word include or including (or any similar term) are not to be construed as implying any limitation and general words introduced by the word other or otherwise (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

(l)

references to statutory provisions or enactments shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision or enactment (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision or enactment unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the date of this Agreement;

(m)	a reference to legislation or a legislative provision shall include all subordinate legislation made from time to time under that legislation or legislative provision;

(n)

any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction;

(o)	any obligation on a party not to do something includes an obligation not to allow that thing to be done;

(p)	a company shall be deemed to be a subsidiary of another company, its holding company, if that other company

(i)	holds a majority of the voting rights in it;

(ii)	is a member of it and has the right to appoint or remove a majority of its board of directors; or

(iii)	is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it,

or if it is a subsidiary of a company that is itself a subsidiary of that other company;

(q)

persons acting in concert comprise persons who, pursuant to an agreement or understanding (whether formal or informal), co-operate to obtain or consolidate control of the Company. A person and each of his Affiliates shall be deemed to be acting in concert all with each other;

(r)	a reference to:

(i)	RUB, Roubles or Rubles is to the lawful currency of the Russian Federation;

(ii)

EUR, € or Euro is to the lawful currency of the member states of the European Union that have the euro as their lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union; and

(iii)	USD, US$, $ or Dollars is to the lawful currency of the United States of America;

(s)	a reference to a sum is also a reference to its equivalent in any other currency;

(t)	a reference to a particular time of day is, unless stated otherwise, a reference to that time in Luxembourg, Grand Duchy of Luxembourg.

(u)	where this Agreement defines a word or expression, related words and expressions have a consistent meaning.

2	Condition

2.1

Except for this Clause 2 and Clauses 29 to 31, 33 to 38 and 40 to 45 (all inclusive), which shall take effect on and from the date of this Agreement, this Agreement is conditional in all respects on Completion taking place in accordance with the terms of the Subscription Agreement and shall take effect immediately from the date on which Completion so occurs.

2.2

If the condition referred to in Clause 2.1 is not satisfied by 18:00 on 16 June 2021, then no Clause of this Agreement other than this Clause 2 and the other Clauses referred to in Clause 2.1 will have any effect.

3	The general meeting of shareholders

3.1	The procedure for convening and holding of general meetings of shareholders shall be regulated in accordance with this Agreement and the Articles.

3.2

Each shareholder shall be entitled to have at least eight (8) Business Days’ advance notice of any general meeting of shareholders given to it at its address set out in Clause 38 by any of the means set out in Clause 38 that each shareholder has accepted individually, and in the absence of such acceptance by a courier (using an internationally recognised courier company).

3.3

For as long as the Investor holds no less than 5% of Shares, no business in respect of any matter set out in Part 1 of Schedule 3 is to be transacted at a general meeting of shareholders unless a quorum, which must include the Investor (present by corporate representative or by proxy), is present at the commencement of such general meeting and also when that business is voted on. If within thirty (30) minutes of the time appointed for a general meeting of shareholders referred to in the first sentence of this Clause 3.3 there is no quorum, the chairman of the meeting shall adjourn the meeting to a place and time not less than eight (8) days later. If at such adjourned meeting no quorum is present within thirty (30) minutes from the time appointed for the adjourned meeting, then the meeting shall be dissolved.

3.4	The parties shall use their respective reasonable endeavours to ensure that any general meeting of shareholders has the requisite quorum.

3.5	All resolutions at any general meeting of shareholders in respect of any matter set out in Part 1 of Schedule 3 shall be adopted in accordance with Clause 7.

4	The Board and the Investor Director

4.1	The appointment, dismissal and conduct of the Board shall be regulated in accordance with this Agreement and the Articles.

4.2

For as long as the Investor holds no less than 5% of Shares, the Investor shall have the right to propose for appointment to the general meeting of shareholders and maintain in office one natural person as the Investor may from time to time direct as an Investor Director (and as a member of each and any committee of the Board) and to propose for removal to the general meeting of shareholders any Investor Director appointed by the general meeting of shareholders upon proposal by the Investor and, upon his removal whether by the Investor or otherwise, to propose for appointment to the general meeting of shareholders another person to act as an Investor Director in his place, and Yuriy Alexeevich Gordeyev shall be deemed to be the first Director appointed pursuant to this Clause 4.2.

4.3

The Investor Director shall at all times meet the requirements of Luxembourg law that apply to a person holding the position of a member of the board of directors of a Luxembourg public company. The Investor Director shall not be appointed to his position if he does not meet such requirements and shall be promptly removed from his position if he ceases to meet such requirements.

4.4

The proposal to the general meeting of shareholders by the Investor for appointment and removal of an Investor Director shall be by written notice to the Company, with the respective appointment and/or removal taking effect on the day when the general meeting of shareholders has voted in favour of the appointment and/or removal of the Investor Director. The Shareholders undertake to vote in favour of the candidate proposed by the Investor to the general meeting of shareholders for appointment as Investor Director and/or his removal if proposed by the Investor to the general meeting of shareholders.

4.5	Following the receipt by the Company of any written notice from the Investor referred to in Clause 4.4:

(a)

the Company shall convene a general meeting of shareholders with the agenda including the proposal of the Investor set forth in that written notice, such that such general meeting of shareholders is held within ten (10) days of the receipt by the Company of that written notice; and

(b)	the Shareholders shall attend such general meeting of shareholders and vote for the appointment or removal (as applicable) of the Investor Director as requested by the Investor in that written notice.

4.6	The parties intend that meetings of the Board are convened and held at least once every Financial Quarter.

4.7	The Company shall send to the Investor and, when appointed, the Investor Director:

(a)	five (5) Business Days’ advance notice of each Board meeting;

(b)	a written agenda for each Board meeting, accompanied by all relevant papers (including, but not limited to, a power of attorney); and

(c)	within five (5) Business Days after each such meeting, a copy of the minutes of such meetings.

4.8	No resolution may be passed at a meeting of the Board (or a meeting of a committee of the Board) in respect of any matter set out in Part 2 of Schedule 3 unless:

(a)	the nature of the business has been specified in the agenda; and

(b)	an Investor Director is present at such meeting.

4.9

The parties shall use their respective reasonable endeavours to ensure that any Board meeting has the requisite quorum. If within thirty (30) minutes of the time appointed for a meeting of the Board there is no quorum, the chairman of the meeting shall adjourn the meeting to a place and time not less than eight (8) days later. If at such adjourned meeting no quorum is present within thirty (30) minutes from the time appointed for the adjourned meeting, then the meeting shall be dissolved.

4.10

The Company shall reimburse the Investor Director for the reasonable costs and any out of pocket expenses incurred by the Investor Director in respect of attending meetings of the Board or carrying out authorised business on behalf of the Company, provided that the Investor Director has been authorised by the Board to carry out such business.

4.11	All resolutions at any Board meeting in respect of any matter set out in Part 2 of Schedule 3 shall be adopted in accordance with Clause 7.

5	Management of the Subsidiaries and historical Subsidiary matters

5.1

The Company shall procure, in its capacity as a shareholder of the Subsidiaries and to the extent it is within its legal rights as such shareholder, that each Subsidiary conducts its businesses subject to the restrictions and consent rights set out in Clause 7 and Schedule 3 as if the provisions of Clause 7 and Schedule 3 apply directly to it or such resolution or implementation (as the case may be) is wholly conditional on the Investor Consent or the Investor Director Consent (as applicable) being so obtained.

5.2

The Company undertakes to the Investor that by no later than 31 December 2021 it shall increase the net assets (calculated in accordance with RAS) of each of Carsharing Russia, SMM and Anytime such that their respective net assets are at least equal to their respective charter capitals, provided that Investor shall be under no obligation to make any contributions (monetary or otherwise) or transfer any assets to any Group Company for that purpose.

5.3

The Founders and the Company undertake to the Investor that they shall not, and shall procure that their respective Affiliates shall not, make any claims against the Company, Carsharing Russia, SMM and Anytime:

(a)

for contesting validity of any resolutions of the general meeting of participants of Carsharing Russia and Anytime approving any contributions to assets (вклады в имущество) of Carsharing Russia and Anytime made by any of the Controlling Founders or their respective Affiliates in their capacity as participants of Carsharing Russia and Anytime and return (as unjust enrichment or otherwise) of any amounts transferred to Carsharing Russia or Anytime under any such resolutions, including the resolutions set out in:

(i)	minutes No. 5/2018 of the extraordinary general meeting of participants of Carsharing Russia dated 10 May 2018 on approval of contribution to the assets of Carsharing Russia;

(ii)

minutes No. 25/06/2018 of the extraordinary general meeting of participants of Carsharing Russia dated 25 June 2018 on approval of method of fulfillment of the participant’s obligation to make contribution to the assets of Carsharing Russia;

(iii)	minutes No. 12/11/2019 of the extraordinary general meeting of participants of Carsharing Russia dated 12 November 2019 on approval of contribution to the assets of Carsharing Russia;

(iv)	minutes No. 31/12/2019 of the extraordinary general meeting of participants of Carsharing Russia dated 31 December 2019 on approval of contribution to the assets of Carsharing Russia;

(v)

minutes No. 31/12/2019-2 of the extraordinary general meeting of participants of Carsharing Russia dated 31 December 2019 on approval of method of fulfillment of the participant’s obligation to make contribution to the assets of Carsharing Russia;

(vi)	minutes No. 31/12/2019 of the extraordinary general meeting of participants of Anytime dated 31 December 2019 on approval of contribution to the assets of Anytime;

(vii)

minutes No. 31/12/2019-2 of the extraordinary general meeting of participants of Anytime dated 31 December 2019 on approval of method of fulfillment of the participant’s obligation to make contribution to the assets of Anytime;

(viii)	minutes No. 27/12/2020 of the extraordinary general meeting of participants of Anytime dated 27 December 2020 on approval of contribution to the assets of Anytime;

(ix)

minutes No. 28/12/2020 of the extraordinary general meeting of participants of Anytime dated 27 December 2020 on approval of method of fulfillment of the participant’s obligation to make contribution to the assets of Anytime; and/or

(b)	with respect to any loan agreements between any of the Controlling Founders or their Affiliates (as lenders) and Carsharing Russia, SMM or Anytime (as borrowers), in each case with reference to:

(i)	certain resolutions of the general meeting of participants of Carsharing Russia, SMM or Anytime being void or voidable; or

(ii)

obligations of Carsharing Russia, SMM or Anytime to repay any of the abovementioned loans not being terminated by set off against the obligations of any of the Controlling Founders or their respective Affiliates to make any contributions to assets (вклады в имущество) of Carsharing Russia, SMM and Anytime.

5.4

The Founders and the Company undertake to the Investor that they shall not, and the Founders shall procure that their respective Affiliates shall not, make any claims against the Company, Carsharing Russia, Anytime and SMM or any other person in respect of or in connection with:

(a)

the transactions on the issuance of any Shares to Mr. Stanislav Igorevich Groshov, Mr. Artur Borisovich Melikyan and Mr. Artem Alexandrovich Sergeev in exchange for participation interests in the charter capitals of Carsharing Russia, SMM and Anytime; and

(b)

the transfer by Mr. Stanislav Igorevich Groshov, Mr. Artur Borisovich Melikyan and Mr. Artem Alexandrovich Sergeev of any participation interest in any of Carsharing Russia, Anytime or SMM to the Company in consideration for the Shares.

5.5	The Founders and the Company hereby waive any rights and claims in respect of or in connection with any facts, matters and circumstances set out in Clauses 5.3 and 5.4.

5.6

As soon as practical following the date of this Agreement the Company shall procure that each Subsidiary localizes all personal data in compliance in all material respects with all applicable laws and regulations relating to processing of personal data, including Federal Law of 27 July 2005 No. 152-F03 “On personal data” and subordinate legislation.

5.7

As soon as practical following the date of this Agreement the Company shall procure that Carsharing Russia and Anytime do all things and execute all necessary documents which are reasonably necessary to ensure that Carsharing Russia and Anytime become the sole legal and beneficial owners of all material intellectual property which was created under any agreements with, or by employees of, Carsharing Russia and Anytime at the request or under the instruction of Carsharing Russia or Anytime, free of any Encumbrances.

6	Accounting, business plan and information rights

6.1	The Company shall make all reasonable efforts to maintain at all times accounting and other financial records that are in all material respects accurate and complete.

6.2	The Company shall provide or procure that the following is provided to the Investor:

(a)

annual audited consolidated financial statements for the Group (including consolidated statements of financial position, comprehensive income, changes in equity, cash flows and the related notes), prepared in accordance with IFRS, for each Financial Year starting from the Financial Year ended on 31 December 2021 no later than one hundred and twenty (120) days after the end of each such Financial Year;

(b)

annual audited combined financial statements for the Group (including combined statements of financial position, comprehensive income, changes in equity, cash flows and the related notes), prepared in accordance with IFRS, for the Financial Year ended on 31 December 2020 no later than 1 September 2021;

(c)

unaudited consolidated financial statements for 3 months (ended March 31), 6 months (ended June 30) and 9 months (ended September 30) of each Financial Year for the Group starting from the Financial Year ended on 31 December 2022 (including consolidated statements of financial position, comprehensive income, changes in equity, cash flows and the related notes), prepared in accordance with IAS 34, no later than one hundred and twenty (120) days after the end of each correspondent period, provided that if any of the financial statements referred to in this Clause 6.2(c) have been drawn in respect of the relevant reference periods of the Financial Year ending on 31 December 2021, the Company shall deliver a copy of each such financial statements to the Investor promptly after they are approved by the audit committee of the Board;

(d)

management accounts reports of Carsharing Russia and Anytime (in a form prepared by these companies and which can be changed from time to time at their discretion) for each month, no later than thirty (30) days after the end of each month, provided that if any other Subsidiary prepares management accounts reports in respect of any reference period, the Company shall deliver to the Investor a copy of each such accounts promptly after they have been adopted by the relevant Subsidiary; and

(e)	such other information concerning the Group and its business as the Investor may reasonably require from time to time, promptly upon written demand of the Investor.

6.3

The Company shall continue to prepare and approve a Budget (for each Financial Year) and Business Plan (for each consecutive term of 5 Financial Years on a rolling basis), which shall be delivered to the Investor not later than by January 31 of each Financial Year to which the Budget and the Business Plan relate.

6.4

Subject to Clause 6.6, the Investor Director may, from time to time, make full disclosure to the Investor of any information relating to the Group, provided that in relation to such information the Investor will be bound by the confidentiality obligations set out in Clause 29.

6.5

Subject to Clause 6.6, the Investor shall be at liberty from time to time to disclose to its Affiliates (other than to any member of the commercial team of any Affiliate that is a Competitor) such information in relation to the business affairs and financial position of the Group as it may, in its reasonable discretion, think necessary, provided that in relation to such information such Affiliates will be bound by the confidentiality obligations set out in Clause 29.

6.6

The Investor shall not use, and shall procure that none of its Affiliates uses, any information received pursuant to Clauses 6.4 and 6.5 for development, operation or management of, or investment into, any Carsharing business other than Carsharing business conducted by the Group.

7	Matters requiring Investor Consent and Investor Director Consent

7.1	Each of the Founders undertakes to the Investor (as a separate covenant by each of them) to exercise all voting rights available to him in relation to the Company to procure that:

(a)	save with the Investor Consent, the Company shall not take any of the actions set out in Part 1 of Schedule 3; and

(b)	save with the Investor Director Consent, the Company shall not take any of the actions set out in Part 2 of Schedule 3.

7.2	As a separate obligation, severable from the obligations in Clause 7.1, the Company agrees that:

(a)

save with the Investor Consent, the Company shall not take and shall procure, in its capacity as a shareholder of the Subsidiaries, that no Subsidiary takes, any of the actions set out in Part 1 of Schedule 3; and

(b)

save with the Investor Director Consent, the Company shall not take and shall procure, in its capacity as a shareholder of the Subsidiaries, that no Subsidiary takes, any of the actions set out in Part 2 of Schedule 3.

7.3

Any Investor Director shall be authorised to communicate the consent of the Investor to any of the matters listed in Schedule 3, which, if necessary, shall be properly documented in accordance with the requirements under applicable Luxembourg law and the Articles.

8	Promotion of the Group’s business

8.1	The Company undertakes to the Investor that it shall:

(a)

ensure that the proceeds of the Investor’s subscription for Shares under the Subscription Agreement are applied for general corporate purposes and in the furtherance of the business of the Group and shall not be used for repayment of any indebtedness of the Group to any Shareholder or its Affiliates; and

(b)	make such alterations to the Articles as the Investor may reasonably require in order to conform them to the provisions of this Agreement.

8.2	The Company shall as promptly as practically possible after becoming aware of it notify the Investor in writing of any breach of any of the covenants and warranties or other terms of this Agreement.

8.3	Each of the parties (other than the Company) undertakes to the other parties to be bound by the Articles for so long as each party is a holder of Shares.

9	Dividends

9.1	Subject to the Articles and applicable Luxembourg law:

(a)

any Available Profits which the Company may determine to distribute in respect of any Financial Year shall be distributed among the holders of the Shares (pari passu as if the Shares constituted one class of Shares) pro rata to their respective holdings of Shares; and

(b)	the Company may pay interim dividends if justified by the Available Profits in respect of the relevant period.

9.2

All arrears and accruals of the declared but unpaid dividends in respect of the Preferred Shares shall be paid on the date of a Liquidity Event or, if earlier, on the date of conversion of all Preferred Shares in accordance with Clause 12.

10	Liquidation Preference

On a return of assets on liquidation, capital reduction or otherwise (other than a conversion of Shares as part of a SPAC Combination), the assets of the Company remaining after the payment of its liabilities shall be applied (to the extent that the Company is lawfully able to do so) in the following order of priority:

(a)

first, in paying to the holders of the Preferred Shares in respect of each Preferred Share held the Issue Price of that Preferred Share, together with a sum equal to any arrears and accruals of the declared but unpaid dividends in respect of that Preferred Share calculated down to (and including) the date of the return of assets and, if there is a shortfall of assets remaining to satisfy such payments in full, the proceeds shall be distributed to the holders of the Preferred Shares pro rata to the aggregate amounts due pursuant to this Clause 10(a) to each such Preferred Share held; and

(b)	thereafter, in distributing the balance among the holders of the Ordinary Shares pro rata to the number of Shares held.

11	Variation of Class Rights

11.1

Whenever the share capital of the Company is divided into different classes of Shares, the special rights attached to any such class may only be varied or abrogated (either whilst the Company is a going concern or during or in contemplation of a winding up) with the consent in writing of the holders of at least two-thirds of the issued Shares of that class, save that the special rights attached to the Preferred Shares may only be varied or abrogated with Investor Consent.

11.2

Without prejudice to the generality of Clause 11.1, the special rights attaching to the Preferred Shares shall be deemed to be varied by the occurrence of any of the matters set out in Part 1 of Schedule 3.

12	Conversion of Preferred Shares

12.1	Any holder of Preferred Shares may at any time, by notice in writing to the Company, require conversion of all (but not a portion) of the Preferred Shares held by it at any time into Ordinary Shares.

12.2	In addition to and independently from Clause 12.1, all of the Preferred Shares shall convert into Ordinary Shares:

(a)	if the Company resolves to proceed with a Qualifying IPO, upon announcement of the pricing of the Qualifying IPO; or

(b)

if the Company resolves to proceed with a SPAC Combination, upon the date when filing is made with the competent authority in order to register disclosure documents in respect of the proposed SPAC Combination.

12.3	On conversion pursuant to Clauses 12.1 or 12.2:

(a)

the relevant Preferred Shares shall (without any further authority than that contained in the Articles) be converted into Ordinary Shares on the basis of one Ordinary Share for each Preferred Share held (subject to adjustment to take account of any sub-division, consolidation or re-classification of either the Preferred Shares or the Ordinary Shares at any time before a conversion in accordance with Clauses 12.1 or 12.2) and the Ordinary Shares resulting from the conversion shall rank pari passu in all respects with the existing issued Ordinary Shares; and

(b)

the Company shall, if it has sufficient Available Profits, pay to the holder(s) of the Preferred Shares being converted a dividend equal to all arrears and accruals of the declared but unpaid dividends in relation to those Preferred Shares.

12.4

If any holder of Preferred Shares becomes entitled to fractions of an Ordinary Share as a result of conversion, the number of Ordinary Shares issued to such holder of Preferred Shares shall be rounded to the nearest whole number of Ordinary Shares.

12.5

Any Shares converted pursuant to this Clause 12 shall convert on the date when the general meeting of shareholders approves the conversion of such Shares, including making the necessary amendments to the Articles, before a Luxembourg notary.

12.6	In the event that the Preferred Shares have been converted into Ordinary Shares pursuant to Clause 12.2 and:

(a)	the Qualifying IPO has not been completed within five (5) Business Days after announcement of the pricing of the Qualifying IPO; or

(b)

the SPAC Combination has not been completed by the date or within the period specified in the merger agreement, the business combination agreement or another relevant agreement setting out the terms of the SPAC Combination, the Ordinary Shares into which the Preferred Shares have been converted pursuant to Clause 12.2 (the Original Preferred Shares) shall be converted into the same number of preference shares as the number of the Original Preferred Shares and with the same rights and preferences as the rights and preferences attached to the Original Preferred Shares immediately prior to conversion of the Original Preferred Shares pursuant to Clause 12.2.

12.7	When a conversion of any Shares is required to be made pursuant to this Clause 12:

(a)

the Shareholders shall procure that a general meeting of shareholders is convened with the agenda including all items required in accordance with Applicable Law and the Articles to give effect to such conversion (including amending the Articles), provided that such general meeting of shareholders is held (as applicable):

(i)	within five (5) Business Days of the receipt by the Company of a written notice from the Investor requiring conversion pursuant to Clause 12.1 (if Clause 12.1 applies);

(ii)	on the date of announcement of pricing of the Qualifying IPO (if Clause 12.2(a) applies);

(iii)	on the date referred to in Clause 12.2(b) (if Clause 12.2(b) applies); and

(iv)	within ten (10) Business Days after the end of the period referred to in Clause 12.6(a) and 12.6(b) (as applicable);

(b)

the Shareholder shall attend the general meetings of shareholders referred to in Clause 12.7(a) and vote for approval of all resolutions required in accordance with the Applicable law and the Articles to give effect to the relevant conversion; and

(c)	the Shareholders shall procure that the Directors nominated by them vote accordingly at the Board meeting (including, if necessary, on the matters set out in Schedule 3).

12.8	For the purposes of any general meeting of shareholders referred to in Clause 12.7(a):

(a)

each Shareholder (other than MK IMPACT FINANCE) shall issue an irrevocable power of attorney authorizing MK IMPACT FINANCE (or another person(-s) it specifies) to vote for the conversion referred to in Clause 12.2, in the form agreed between the relevant Shareholder and MK IMPACT FINANCE; and

(b)

each Shareholder (other than the Investor) shall issue an irrevocable power of attorney authorizing the Investor (or another person(-s) it specifies) to vote for the conversion referred to in Clause 12.6, in the form agreed between the relevant Shareholder and Investor, in each case, promptly after this Agreement becoming effective pursuant to Clause 2.1.

12.9

Forthwith following any conversion pursuant to this Clauses 12 (and following the general meeting of shareholders held before a Luxembourg notary formally recording such conversion), the Company shall enter the holder(s) of:

(a)	the converted Preferred Shares in the register of registered Shares of the Company as the holder(s) of the appropriate number of Ordinary Shares (if Clauses 12.1 or 12.2 apply); and

(b)	the converted Ordinary Shares in the register of registered Shares of the Company as the holder(s) of the appropriate number of preference shares (if Clause 12.6 applies).

13	Pre-emption rights on allotment of Relevant Securities

13.1

If the Company proposes to allot any Relevant Securities, those Relevant Securities shall not be allotted to any person unless the Company has first offered a portion of such Relevant Securities to the Investor equal to the proportion that the number of Shares held by the Investor bears to the total number of Shares then in issue (as nearly as possible without involving fractions) and on no less favourable terms, including the price, as those Relevant Securities are being, or are to be, offered to any other person.

13.2	An offer made under Clause 13.1 shall:

(a)	be in writing and give details of the number, class and subscription price (including any share premium) of the Relevant Securities being offered; and

(b)	remain open for a period of fifteen (15) Business Days from the date of service of the offer (the Subscription Period).

13.3

If, at the end of the Subscription Period, the Investor has accepted the offer made under Clause 13.1 (in full or in part), the Directors shall allot the relevant number of the Relevant Securities to the Investor in accordance with its application.

13.4	Subject to Clauses 21.2(a)(i) and 21.2(b)(ii), the provisions of Clauses 13.1 to 13.3 (inclusive) shall not apply to allotment of any Relevant Securities in a Qualifying IPO or a SPAC Combination.

14	General provisions relating to transfers of Shares

14.1

In this Agreement, reference to the transfer of a Share includes the transfer or assignment of a beneficial or other interest in that Share or the creation of a trust or Encumbrance over that Share and reference to a Share includes a beneficial or other interest in a Share.

14.2	No Share may be transferred:

(a)	subject to Clause 14.4, by the Investor during the Lock-up Period;

(b)	unless the transfer is made in accordance with this Agreement and the Articles; and

(c)	notwithstanding any other provision of this Agreement or the Articles, to or in favour of any Restricted Person.

14.3	A transfer of Shares shall not be registered if such transfer will result in breach of this Agreement or the Articles.

14.4	During the Lock-up Period, the Investor may transfer all (but not a portion of) the Shares held by the Investor to:

(a)	any Permitted Transferee of the Investor; or

(b)	any other person (who is not a Restricted Person) only with the prior consent of the Controlling Founders.

14.5	Each of the Shareholders undertakes to the other Shareholders that he shall not, and he shall not agree to, transfer any Shares to any person except in accordance with this Agreement and the Articles.

14.6

Each of the Shareholders undertakes to the Company that it shall not, and it shall not agree to, transfer any Shares to any person if it would result in a violation of applicable restrictions under U.S. securities law, as advised by a reputable U.S. legal counsel.

14.7

Artem Alexandrovich Sergeev and Artur Borisovich Melikyan may transfer their Ordinary Shares to the Investor in accordance with and on the terms set out in the Sale and Purchase Agreements without any restriction as to price or otherwise.

15	Permitted transfers of Shares

15.1	A Shareholder (the Original Shareholder) may transfer all (but not a portion of) his or its Shares to a Permitted Transferee without restriction as to price or otherwise.

15.2

Shares previously transferred as permitted by Clause 15.1 may be transferred by the transferee to any other Permitted Transferee of the Original Shareholder or the Original Shareholder without restriction as to price or otherwise.

15.3

Where under a deceased Shareholder’s will or applicable laws as to intestacy, the persons legally or beneficially entitled to any Shares, whether immediately or contingently, are Permitted Transferees of the deceased Shareholder, such Shares may be transferred to those Permitted Transferees without restriction as to price or otherwise.

15.4	If a Permitted Transfer has been made, the Permitted Transferee shall, within three (3) Business Days of ceasing to be an Affiliate of the Original Shareholder, transfer the Shares held by it to:

(a)	the Original Shareholder; or

(b)	a Permitted Transferee of the Original Shareholder,

without any restriction as to price or otherwise.

16	Pre-emption rights

16.1	Save where the provisions of Clauses 14.7, 15, 17, 18, 19 or 20 apply, any transfer of Shares by a Shareholder shall be subject to the pre-emption rights in this Clause 16.

16.2

A Shareholder who wishes to transfer Shares (a Seller) shall, before transferring or agreeing to transfer any Shares, give notice in writing (a Transfer Notice) to all other Shareholders (the Continuing Shareholders) specifying:

(a)	the number of Shares he wishes to transfer (the Sale Shares);

(b)	the name of the proposed transferee;

(c)	the price per Sale Share (in cash) offered by the proposed transferee (the Transfer Price); and

(d)	whether the Transfer Notice is conditional on all or a specific number of the Sale Shares being sold (a Minimum Transfer Condition).

16.3	No Transfer Notice may be withdrawn once given unless all Shareholders agree otherwise.

16.4	Transfers: Offer

(a)

A Transfer Notice shall constitute an offer by the Seller to the Continuing Shareholders inviting them to apply in writing within fifteen (15) Business Days after the Transfer Notice has been served on the last Continuing Shareholder (inclusive) (the Offer Period) for the maximum number of Sale Shares they wish to buy.

(b)	If the Sale Shares are subject to a Minimum Transfer Condition then any allocation made under this Clause 16.4 will be conditional on the fulfilment of the Minimum Transfer Condition.

(c)

If, at the end of the Offer Period, the number of Sale Shares applied for is equal to or exceeds the number of Sale Shares, the Sale Shares shall be allocated to each Continuing Shareholder who has applied for Sale Shares in the proportion (fractional entitlements being rounded to the nearest whole number) which his existing holding of Shares bears to the total number of Shares held by those Continuing Shareholders who have applied for Sale Shares, including himself, which procedure shall be repeated until all Sale Shares have been allocated but no allocation shall be made to a Shareholder of more than the maximum number of Sale Shares which he has stated he is willing to buy.

(d)

If, at the end of the Offer Period, the number of Sale Shares applied for is less than the number of Sale Shares, the Sale Shares shall be allocated to the Continuing Shareholders in accordance with their applications and the balance will be dealt with in accordance with Clause 16.5(d).

16.5	Completion of transfer of Sale Shares

(a)

If the Transfer Notice includes a Minimum Transfer Condition and the total number of Shares applied for does not meet the Minimum Transfer Condition, the Seller shall notify the Continuing Shareholders to whom Sale Shares have been conditionally allocated under Clause 16.4 stating the condition has not been met and that the relevant Transfer Notice has lapsed with immediate effect.

(b)	If:

(i)	the Transfer Notice does not include a Minimum Transfer Condition; or

(ii)	the Transfer Notice does include a Minimum Transfer Condition and the Continuing Shareholders have made applications in respect of all or the minimum required number of the Sale Shares,

the Seller shall, when no further offers are required to be made under Clause 16.4, give written notice of allocation (an Allocation Notice) to each Continuing Shareholder to whom Sale Shares have been allocated (an Applicant) specifying the number of Sale Shares allocated to each Applicant and the place and time (being not less than ten (10) Business Days nor more than twenty (20) Business Days after the date of the Allocation Notice) for completion of the transfer of the Sale Shares.

(c)	Upon service of an Allocation Notice, the Seller must, against payment of the Transfer Price, transfer the Sale Shares in accordance with the requirements specified in it.

(d)

Where a Transfer Notice lapses pursuant to Clause 16.5(a) or an Allocation Notice does not relate to all the Sale Shares, then the Seller may, at any time during the three (3) months following the date of lapse of the Transfer Notice, or the date of service of the Allocation Notice as the case may be, transfer the Sale Shares (in the case of a lapsed offer) or unallocated Sale Shares (as the case may be) to the proposed transferee named in the Transfer Notice at a price per Sale Share at least equal to the Transfer Price. The sale of the Sale Shares (following the lapse of a Transfer Notice) in accordance with this Clause 16.5(d) shall continue to be subject to any Minimum Transfer Condition.

17	Drag Along

17.1

If a Controlling Founder (or Controlling Founders) wishes to transfer in aggregate over fifty per cent (50%) of Shares in issue for the time being (the Selling Controlling Founder(-s) and the Sellers’ Shares respectively) to a bona fide purchaser on arm’s-length terms (the Proposed Buyer), the Selling Controlling Founder(-s) shall have the option (the Drag Along Option) to require the Investor to sell and transfer all its interest in Shares to the Proposed Buyer (or as the Proposed Buyer may direct) in accordance with the provisions of this Clause 17.

17.2

The Selling Controlling Founder(-s) may exercise the Drag Along Option by giving notice in writing to that effect (a Drag Along Notice) to the Investor, at any time before the completion of the transfer of the Sellers’ Shares to the Proposed Buyer. A Drag Along Notice shall specify:

(a)	that the Investor is required to transfer all its Shares (the Called Shares) pursuant to this Clause 17;

(b)	the identity of the Proposed Buyer;

(c)

the consideration per Called Share (in cash) for which the Investor shall be obliged to sell each of the Called Shares which shall be equal to the average consideration per Seller’s Share (calculated by dividing the total consideration offered by the Proposed Buyer for all Seller’s Shares by the number of the Seller’s Shares to be transferred to the Proposed Buyer) (the Drag Consideration);

(d)	the amount to be paid by the Company to the Investor under Clause 25.2(a) or the amount to be paid by the Investor to the Company under Clause 25.4(a), as applicable;

(e)

a date, which is no less than 15 Business Days after the date of service of the Drag Along Notice, on which completion of the sale and purchase of the Called Shares is to take place (the Drag Completion Date); and

(f)	the form of the sale agreement or any other document of a similar nature that the Investor is required to sign in connection with such sale (the Sale Agreement).

17.3

Once given, a Drag Along Notice may not be revoked save with the Investor Consent. However, a Drag Along Notice shall lapse if, for any reason, the Selling Controlling Founder(-s) has not completed the transfer of all the Sellers’ Shares to the Proposed Buyer within three (3) months after the date of service of the Drag Along Notice, except when the delay is due to the actions or omission of the Investor. The Selling Controlling Founder(-s) may serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

17.4

In respect of a transaction that is the subject of a Drag Along Notice and with respect to the Sale Agreement, the Investor shall only be obliged to transfer its Shares subject to receipt of the Drag Consideration in respect of all Shares to be so transferred and also the amount due to the Investor under Clause 25.2(a), if applicable, when due, and shall not be obliged to give any representations, warranties, indemnities or similar assurances except customary representations, warranties, indemnities or similar assurances as to capacity to enter into and perform the Sale Agreement and title to the Called Shares.

17.5	The liability of the Selling Controlling Founder(-s) and the Investor to the Proposed Buyer in connection with the sale of Shares pursuant to this Clause shall be several.

17.6	The Called Shares shall be transferred to the Proposed Buyer free from all Encumbrances and with all rights attached to them at the date of completion of the sale and purchase of the Called Shares.

17.7	No Drag Along Notice or Sale Agreement may require the Investor to agree to any terms except those specifically provided for in this Clause 17.

17.8	Completion of the sale and purchase of the Called Shares shall take place on the same date as, and conditional upon the completion of, the sale and purchase of the Sellers’ Shares unless:

(a)	the Investor and the Selling Controlling Founder(-s) otherwise agree; or

(b)

that date is less than fifteen (15) Business Days after the date of service of the Drag Along Notice, in which case completion of the sale and purchase of the Called Shares shall take place fifteen (15) Business Days after the date of service of the Drag Along Notice.

provided that no sale and purchase of the Shares shall take place under this Clause 17, unless completion of sale and purchase of all Called Shares and all Seller’s Shares takes place on the same date.

17.9	On the Drag Completion Date and subject to:

(a)	the Proposed Buyer paying to the Investor the Drag Consideration in respect of all Called Shares; and

(b)	the Company paying to the Investor the amount that is due pursuant to Clause 25.2(a), if applicable,

the Investor shall take all necessary actions to give effect to the transfer of the Called Shares to the Proposed Buyer, including deliver any documents which in accordance with applicable laws of Luxembourg the Investor should deliver to the Proposed Buyer in connection with the sale and purchase of the Called Shares (the Drag Documents).

17.10	To the extent that on the Drag Completion Date:

(a)	the Proposed Buyer has not paid the Drag Consideration in respect of all Called Shares to the Investor; or

(b)	the Company has not paid the amount that is due to the Investor pursuant to Clause 25.2(a), if applicable,

the Investor shall be entitled to the immediate return of the Drag Documents for the Called Shares and shall hold the Drag Documents, and the Investor shall not be obliged to transfer the Called Shares to the Proposed Buyer, until the Investor has received the aforementioned amounts.

17.11	A transfer of Called Shares to a Proposed Buyer pursuant to a sale in respect of which a Drag Along Notice has been duly served shall not be subject to the pre-emption provisions of Clause 16.

18	Tag Along

18.1

No transfer (other than a Permitted Transfer) of any Shares may be made by a Controlling Founder, if such transfer results in the transfer by the Controlling Founder or Controlling Founders of Shares comprising 20% or more of the total number of Shares held by all Controlling Founders immediately after Completion (as defined in the Subscription Agreement) (the Tag Along Threshold) unless the Controlling Founder or its Permitted Transferee (in this Clause 18, a Selling Shareholder) shall have observed the following procedures of this Clause 18.

18.2

After the Selling Shareholder has gone through the pre-emption process set out in Clause 16, the Selling Shareholder shall give to the Investor, provided that the Investor has not exercised its pre-emptive rights under Clause 16, not less than fifteen (15) Business Days’ notice in advance of the proposed sale (a Tag Along Notice). The Tag Along Notice shall specify:

(a)	the identity of the proposed purchaser (the Buyer);

(b)	the price per Share (in cash) which the Buyer is offering to pay (the Tag Along Price);

(c)	the amount to be paid by the Company to the Investor under Clause 25.2(a) or the amount to be paid by the Investor to the Company under Clause 25.4(a), as applicable;

(d)	the manner in which the consideration is to be paid;

(e)	the number of Shares which the Selling Shareholder proposes to sell; and

(f)	the address where the counter-notice should be sent.

18.3

The Investor shall be entitled, within ten (10) Business Days after receipt of the Tag Along Notice, to notify the Selling Shareholder that it wishes to sell a certain number of Shares held by it (the Tag Along Shares) at the Tag Along Price, by sending a counter-notice which shall specify the number of Tag Along Shares. The maximum number of Tag Along Shares which the Investor can sell under this procedure shall be:

where:

X = the number of Shares the Selling Shareholder proposes to sell;

Y = the total number of Shares held by the Selling Shareholder; and

Z = the number of Shares held by the Investor,

provided that if X = 50 per cent or more of the issued Shares, then the Investor can sell all of the Shares held by it (the Full Tag Along).

If the Investor has not sent a counter-notice within the aforementioned ten (10) Business Day period, it shall be deemed to have specified that it wishes to sell no Shares.

18.4

Following the expiry of ten (10) Business Days from the date the Investor receives the Tag Along Notice, the Selling Shareholder shall be entitled to sell to the Buyer on the terms notified to the Investor a number of Shares not exceeding the number specified in the Tag Along Notice, provided that at the same time the Buyer purchases from the Investor the number of Tag Along Shares it has respectively indicated it wishes to sell for the Tag Along Price per Share and on other terms no less favourable than those obtained by the Selling Shareholder from the Buyer and provided that:

(a)	the Shares shall be sold by the Investor free from all Encumbrances and with all rights attached to them at the date of completion of the sale and purchase;

(b)

the Investor shall not be obliged to give any representations, warranties, indemnities or similar assurances except customary representations, warranties, indemnities or similar assurances as to capacity to enter into and perform the relevant transaction documents and title to the Tag Along Shares sold by the Investor; and

(c)	the liability of the Selling Shareholder and the Investor shall be several.

18.5	No sale by the Selling Shareholder shall be made pursuant to any Tag Along Notice more than three (3) months after service of that Tag Along Notice.

18.6	Sales made in accordance with this Clause 18 shall not be subject to Clause 16.

18.7	Notwithstanding any other provisions of this Agreement to the contrary, if:

(a)

the amount of Shares proposed to be transferred by a Selling Shareholder to the Buyer, if aggregated with Shares transferred by it or any other Controlling Founder(s) (or former Controlling Founders) to any person or persons at any time after the date of this Agreement, is equal or exceeds the Tag Along Threshold, such Selling Shareholder shall serve a Tag Along Notice on the Investor (even if the number of Shares proposed to be transferred by that Selling Shareholder is less than the Tag Along Threshold), and the provisions of Clauses 18.1—18.6 shall apply to such sale of Shares by the Selling Shareholder;

(b)

the amount of Shares proposed to be transferred by a Selling Shareholder to the Buyer, if aggregated with Shares transferred by it or any other Controlling Founder(s) (or former Controlling Founders) at any time after the date of this Agreement to any person or persons, is equal or exceeds fifty per cent (50%) or more of the issued Shares, such Selling Shareholder shall serve a Tag Along Notice on the Investor, and the provisions of Clauses 18.1—18.6 shall apply to such sale of Shares by the Selling Shareholder, provided that the Investor shall be entitled to exercise a Full Tag Along in respect of the Tag Along Notice so served.

18.8

After the number of Shares transferred by a Controlling Founder (or Controlling Founders) reaches the Tag Along Threshold, any further transfer of Shares by a Controlling Founder or its Permitted Transferee, shall be subject to observance by the Controlling Founder or its Permitted Transferee of the provisions of Clauses 18.1—18.6.

18.9

If prior to a proposed transfer of Shares by a Selling Shareholder, in respect of which the Selling Shareholder is required to serve a Tag Along Notice, transferred (or agreed to transfer) any Shares at a different price per Share than in the proposed transfer, the Tag Along Price in the proposed transfer shall be calculated by dividing (i) the total consideration offered or paid by the Buyers to the Controlling Founders in all previous transfers of Shares (including the proposed transfer) by (ii) the total number of Shares transferred or proposed to the transferred by the Controlling Founders in the transfers referred to in (i) above.

19	Investor’s Put Options

19.1	Grant of the Liquidity Event Put Option

(a)

Subject to the condition in Clause 19.4, the Company and the Controlling Founders grant to the Investor an option to require the Company and, in the case of Clause 19.1(c), the Controlling Founders to purchase all of the Option Shares on the terms set out in this Clause 19 (to the extent applicable to the Liquidity Event Put Option).

(b)	The Option Shares shall be sold free from all Encumbrances and with all rights attached to them at the date of Option Completion.

(c)	The Investor may require the Controlling Founders to purchase, or procure the purchase of, the Option Shares (and the Controlling Founders shall purchase the Option Shares) only if:

(i)

the Company cannot complete the purchase of the Option Shares, as applicable, and pay the Consideration on the terms of this Clause 19 due to restrictions set out in the applicable Luxembourg law or the Articles (the Company’s Default); or

(ii)

not later than ten (10) Business Days following the date of service of the Put Option Exercise Notice, the Controlling Founders have notified the Investor that the Option Shares shall be purchased by the Controlling Founders (such notice, the Substitution Notice).

(d)

If the Company’s Default occurs or the Controlling Founders serve the Substitution Notice on the Investor, following the date of service of the Put Option Exercise Notice (if Clause 19.1(c)(i) applies) or receipt of the Substitution Notice by the Investor (if Clause 19.1(c)(ii) applies):

(i)	the obligation of the Company to purchase the Option Shares pursuant to this Clause 19 shall cease; and

(ii)

the Controlling Founders shall purchase, or procure the purchase of, the Option Shares (and pay, or procure the payment of, the Consideration), on the terms of this Clause 19 in the proportions agreed by the Controlling Founders (of which they will notify the Investor not later than five (5) Business Days prior to the date of the Option Completion), and failing such agreement or notification in equal proportions.

19.2	Grant of the CoC Put Option

(a)

Subject to the condition in Clause 19.5, the Controlling Founders grant to the Investor an option to require the Controlling Founders to purchase, or procure the purchase of, all of the Option Shares on the terms set out in this Clause 19 (to the extent applicable to the CoC Put Option).

(b)	The Option Shares shall be sold free from all Encumbrances and with all rights attached to them at the date of Option Completion.

19.3	In this Clause 19:

(a)	to the extent it applies to the Liquidity Event Put Option:

(i)	the Controlling Founders (if the Company’s Default has occurred or the Substitution Notice has been served on the Investor pursuant to Clause 19.1(c)(ii)); or

(ii)	the Company (if no Company’s Default has occurred or no Substitution Notice has been served on the Investor pursuant to Clause 19.1(c)(ii)); and

(b)	to the extent it applies to the CoC Put Option, the Controlling Founders (collectively), shall be referred to as the Option Buyer.

19.4	Liquidity Event Put Option Condition

(a)	The Liquidity Event Put Option may only be exercised if the Liquidity Event has not been completed on or prior to 30 June 2023.

(b)

If the Liquidity Event has been completed before 23:59 on 30 June 2023, the Liquidity Event Put Option shall lapse and neither the Company, nor the Controlling Founders nor the Investor shall have any claim against each other under this Clause 19 in respect of the Liquidity Event Put Option except in relation to any breach occurring before that date.

19.5	CoC Put Option Condition

The CoC Put Option may only be exercised if any of the following occurs:

(i)	a Change of Control over any Controlling Founder or any Fund Manager of any Controlling Founder (as applicable), in each case which has not been approved by the Investor; or

(ii)	an Insolvency Event over any Controlling Founder or any Fund Manager of any Controlling Founder (as applicable).

19.6	Exercise of the Put Option

(a)	The Liquidity Event Put Option may only be exercised during the Option Period.

(b)	The CoC Put Option may only be exercised within sixty (60) Business Days of the Investor becoming actually aware that any of the events referred to in Clause 19.5 has occurred.

(c)	The Put Option shall be exercised only by the Investor giving the Option Buyer a Put Option Exercise Notice in accordance with Clause 38 which shall include:

(i)	the date on which the Put Option Exercise Notice is given;

(ii)	a statement to the effect that the Investor is exercising the Put Option;

(iii)	a date, which is no less than ten (10) and no more than fifteen (15) Business Days after the date of the Put Option Exercise Notice, on which Option Completion is to take place; and

(iv)	a signature by or on behalf of the Investor.

(d)	The Put Option may be exercised for all of the Option Shares only.

(e)	Once given, the Put Option Exercise Notice may not be revoked without the written consent of the Option Buyer.

(f)

Notwithstanding the exercise of the Put Option, all dividends and other distributions resolved or declared to be paid or made by the Company in respect of the Option Shares by reference to a record date which falls on or before Option Completion shall belong to, and be payable to, the Investor.

19.7	Consideration

(a)	The Consideration payable on exercise of the Put Option shall be satisfied in cash at Option Completion, and shall be calculated in accordance with Clause 19.7(b).

(b)	The Consideration shall be the higher of:

(i)	the Fair Value of the Option Shares to be sold pursuant to this Clause 19; or

(ii)	the amount equal to the Investor’s Minimum Return multiplied by the number of the Option Shares to be sold pursuant to this Clause 19.

(c)

The parties shall use their respective reasonable endeavours to procure that the Consideration shall be finally agreed between the Controlling Founders and the Investor as quickly as possible and, in any event, no later than the date for Option Completion specified by the Investor in the Put Option Exercise Notice failing which, the matter shall be determined in accordance with Clause 24.

19.8	Option Completion

(a)

Option Completion shall take place at the offices of the Company on the date specified in the Put Option Exercise Notice or, if on or prior to such date the Fair Value has not been agreed by the Controlling Founders and the Investor or determined in accordance with Clause 24, on the fifth Business Day following the date of such agreement or determination; or on such later date as the Option Buyer and the Investor may agree.

(b)	At Option Completion, the Option Buyer shall pay the Consideration to the Investor.

(c)	The Investor shall deliver to the Option Buyer at Option Completion a share transfer form for the Option Shares duly completed in favour of the Option Buyer.

(d)

Following Option Completion, each of the parties shall use its reasonable endeavours to ensure the registration of the Option Buyer as the holder of the Option Shares in the register of registered Shares of the Company.

19.9 Reorganization

(a)

If any Reorganisation takes place after the date of this Agreement but before Option Completion, all shares, stock and other securities (if any) to which the Investor (or its nominees) become legally or beneficially entitled as a result of each such Reorganisation, and which derive (whether directly or indirectly) from the Option Shares, shall be deemed to be subject to the Put Option and shall be transferred to the Option Buyer in accordance with Clause 19.8(c), provided that:

(i)

nothing in this Clause 19 shall be construed as imposing any obligations on the Investor either to exercise or to refrain from exercising any rights or powers conferred on it by or deriving from the Option Shares; and

(ii)

the Consideration shall be adjusted appropriately to take account of any increase or decrease in the number of Option Shares following a Reorganisation and any sum paid or received by the Investor following a Reorganisation or the exercise or non-exercise of a right or power thereunder.

(b)	References in this Clause 19 to the Option Shares and the Consideration shall be construed to give full effect to Clause 19.9(a).

19.10	Sales made in accordance with this Clause 19 shall not be subject to Clause 16.

20	Controlling Founders’ Call Options

20.1	Subject to the condition in Clause 20.3, the Investor grants to the Controlling Founders an option to purchase all of the Option Shares on the terms set out in this Clause 20 (the Call Option).

20.2	Each of the following is an Event of Default in relation to the Investor:

(a)	a Change of Control over the Investor occurs;

(b)	an Insolvency Event occurs in respect of the Investor; or

(c)

the Investor or its Controlling person becomes a Sanctioned Person, unless within three (3) months after the Investor or its Controlling person becoming a Sanctioned Person the Investor has transferred all its Shares to a Permitted Transferee.

20.3

If the Investor commits or suffers an Event of Default, the Controlling Founders shall have the option to serve a notice (a Call Option Exercise Notice) in writing on the Investor in accordance with Clause 38, within 30 Business Days from the date on which it becomes aware of the occurrence of an Event of Default requiring it to sell all the Option Shares to the Controlling Founder, which shall include:

(a)	the date on which the Call Option Exercise Notice is given;

(b)	a statement to the effect that the Controlling Founders are exercising the Call Option;

(c)	a date, which is no less than ten (10) and no more than fifteen (15) Business Days after the date of the Call Option Exercise Notice, on which the completion of the Call Option is to take place; and

(d)	signatures by or on behalf of the Controlling Founders.

20.4	Consideration

(a)	The Consideration payable on exercise of the Call Option shall be satisfied in cash at Option Completion, and shall be calculated in accordance with Clause 20.4(b).

(b)	The Consideration shall be the higher of:

(i)	the Fair Value of the Option Shares to be sold pursuant to this Clause 20; or

(ii)	the amount equal to the Investor’s Minimum Return multiplied by the number of the Option Shares to be sold pursuant to this Clause 20.

(c)

The parties shall use their respective reasonable endeavours to procure that the Consideration shall be finally agreed between the Controlling Founders and the Investor as quickly as possible and, in any event, no later than the date for Option Completion specified by the Controlling Founders in the Call Option Exercise Notice failing which, the matter shall be determined in accordance with Clause 24.

20.5	Clauses 19.2(b), 19.6(d)-19.6(f), 19.8—19.10 shall apply to the Call Option mutatis mutandis, provided that:

(a)	each reference in those Clauses to:

(i)	the Put Option shall be construed as a reference to the Call Option;

(ii)	the Put Option Exercise Notice shall be construed as a reference to the Call Option Exercise Notice;

(b)	a reference to the Option Buyer in Clause 19.6(e) shall be construed as a reference to the Investor; and

(c)	each reference to the Option Buyer in Clauses 19.8 and 19.9 shall be construed as a reference to the Controlling Founders.

20.6	Unless agreed otherwise between the Controlling Founders, each of them shall be entitled to the Option Shares pro rata to its portion of the total number of Shares held by the Controlling Founders.

21 Liquidity Event

21.1

Following a Qualifying IPO or a SPAC Combination, the Shareholders shall not offer, sell, contract or agree to sell, hypothecate, pledge, lend, mortgage, assign, charge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly:

(a)	in the case of a Qualifying IPO, any Original Securities of the Company for such period after the Qualifying IPO as is customary for similar transactions (the IPO Lock-Up Period); or

(b)	in the case of a SPAC Combination, any Original Securities of the SPAC for such period after the SPAC Combination as is customary for similar transactions (the SPAC Lock-up Period),

provided that in each case the relevant period shall be the same for all Shareholders as will be provided in legally binding documentation to be signed in connection with a Qualifying IPO or a SPAC Combination.

21.2	The Company undertakes to procure that:

(a)	on a Qualifying IPO:

(i)

the Company shall allocate to the Investor such number of Equity Securities of the Company offered to investors during the Qualifying IPO as the Investor would be entitled to buy for the total consideration of USD 50,000,000 (fifty million US Dollars) (the Investor’s IPO Allocation) and on terms, including the purchase price, no less favourable than those on which Equity Securities shall be offered to any other investor during the Qualifying IPO; and

(ii)

if the terms of the Qualifying IPO contemplate a sale by any Shareholder of any of their Equity Securities of the Company (the total number of Equity Securities of the Company which the Shareholders are entitled to sell at the Qualifying IPO, the IPO Secondary Offer Securities) and subject to the restrictions of applicable law, the Investor shall have the right to sell in the Qualifying IPO such portion of the IPO Secondary Offer Securities which is equal to the proportion which the number of Equity Securities of the Company held by the Investor bears to the total number of the Equity Securities of the Company then in issue. Such sale by the Investor of the IPO Secondary Offer Securities shall be on the terms no less favourable than those applicable to the sale of any other IPO Secondary Offer Securities by any shareholder of the Company.

(b)	on a SPAC Combination:

(i)

the Investor shall be entitled to receive a number of SPAC Securities per each Share held by the Investor at the same ratio as the Controlling Founders or, if the Controlling Founder shall be entitled to receive a different number of SPAC Securities per each Share held by them, a number of SPAC Securities per each Share held by the Investor equal to the largest number of SPAC Securities which any of the Founders shall receive per any of the Shares held by it;

(ii)

the Investor shall further be entitled to purchase, subscribe for or otherwise acquire such number of SPAC Securities at a price of USD 10 per SPAC Security so that the aggregate value of the SPAC Securities acquired by the Investor under this Clause 21.2(b)(ii) calculated based on a price of USD 10 per SPAC Security is no more than USD 50,000,000 (fifty million US Dollars) (the Investor’s SPAC Allocation), provided that the rights of the Investor under this paragraph (ii) shall immediately terminate once the aforementioned value has been reached at any moment;

(iii)

if the terms of the SPAC Combination contemplate a sale by any Shareholder of any of their SPAC Securities (the total number of such SPAC Securities which the Shareholders shall be entitled to sell as part of the SPAC Combination, the SPAC Secondary Offer Securities) and subject to the restrictions of applicable law, the Investor shall have the right to sell as part of the SPAC Combination a portion of the SPAC Securities held by the Investor which is equal to the proportion which the number of the SPAC Securities held by the Investor bears to the total number of SPAC Securities held by other shareholders of the Company who have applied for the sale of the SPAC Secondary Offer Securities.

21.3

Each party acknowledges and agrees that upon a Liquidity Event, the Investor shall not be obliged to give any representations, warranties, indemnities or similar assurances (except customary representations, warranties, indemnities or similar assurances as to capacity to enter into and perform the relevant transaction documents and title to the Equity Securities of the Company or SPAC Securities (as applicable) sold by the Investor).

21.4	The Company intends to work towards a Liquidity Event aiming to complete it by 30 June 2023.

21.5

Subject to Clauses 21.2(a)(i) and 21.2(b)(ii), the Investor shall provide to the Company and the Controlling Founders all consents, waivers and other documents and take any other necessary actions in order to waive any and all pre-emption rights that the Investor may have under the Articles and applicable Luxembourg law in connection with a Liquidity Event.

21.6

The Investor shall vote (in person, by proxy or by action by written consent, as applicable) all its Shares at general meetings of shareholders, and procure that the Investor Director votes at meetings of the Board, in favour of all matters that are necessary for the consummation of a Liquidity Event (including making the necessary amendments to the Articles and the matters set out in Schedule 3).

21.7	Except for the continuing obligations in Clauses 22 and 25, this Agreement shall terminate automatically on the completion of a Qualifying IPO or a SPAC Combination.

22	Registration rights

22.1

In consideration of the Investor subscribing for Shares under the Subscription Agreement, the parties agree that in the event of a Qualifying IPO of the Company’s shares on a US stock exchange (including NASDAQ), the Investor shall be entitled to registration rights on terms to be agreed, including customary limitations, which shall include:

(a)

demand registrations, which shall include the right of the Investor to make a written request to the Company for registration of all or part of the Equity Securities of the Company held by the Investor; and

(b)

piggy back registrations, which shall include the right of the Investor, in the event that the Company proposes to file a registration statement under the Securities Act with respect to any offering of its equity securities for its own account, to request that the Company offers the Investor the opportunity to register under such registration statement such number of Equity Securities of the Company that is no more than the number of Equity Securities of the Company held by the Investor.

All expenses of a registration will be payable by the Company including the legal costs of one professional firm appointed to act on behalf of the Investor (which may be the same as the firm acting for the Company).

22.2

The Investor’s registration rights shall be subject to such additional terms, conditions and limitations as are customary under United States registration rights agreements, and shall be solely as provided in a written agreement to be negotiated and entered into by the Company and the Investor following the determination to seek a Qualifying IPO in the United States.

22.3

If the Company seeks a Qualifying IPO in a jurisdiction other than the United States, the Company shall grant the Investor the same (or analogous) registration rights to those set out in this Clause 22.

22.4	This Clause 22 shall survive termination of this Agreement pursuant to Clause 21.7 and shall continue to be in full force and effect.

23	Deed of Adherence

23.1

No Shareholder shall effect any transfer of Shares nor shall the Company issue any Relevant Securities to any person who is not a party to this Agreement without first obtaining from the transferee or subscriber a Deed of Adherence entered into in the capacity set out in the Deed of Adherence.

23.2	The Deed of Adherence shall be delivered to the Company at its registered office and to the Shareholders.

23.3

A person who has entered into a Deed of Adherence pursuant to this Agreement shall have the benefit of and be subject to the burden of all the provisions to this Agreement as if he were a party in the capacity designated, and as further set out, in the Deed of Adherence, and this Agreement shall be interpreted accordingly. Nothing in this Clause 23.3 shall be construed as requiring any party to perform again any obligation or discharge again any liability already performed or discharged or entitle any party to receive again any benefit already enjoyed.

23.4	Subject to Clause 23.1, no transfer of Shares or issue of Shares shall be registered unless such Deed of Adherence has been delivered.

24	Valuation of Shares

24.1

If a Put Option Exercise Notice or a Call Option Exercise Notice has been served, the Controlling Founders and the Investor shall use their reasonable efforts to agree on the Fair Value of the Option Shares within fifteen (15) Business Days of such service, failing the agreement, the Fair Value of the Option Shares shall be determined in accordance with Clauses 24.2—24.16.

24.2

Within fifteen (15) Business Days after the expiration of the term set out in Clause 24.1 above, the party which sent the Put Option Exercise Notice or the Call Option Exercise Notice, as applicable (the Exercising Party, and the party which received the Put Option Exercise Notice or the Call Option Exercise Notice, as applicable, the Receiving Party), shall appoint, at the Exercising Party’s sole discretion and expense, an Expert Valuer that should provide its calculation of the Fair Value (the First Calculation) to the Exercising Party and the Receiving Party within twenty (20) Business Days after being appointed by the Exercising Party (the date of delivery of the First Calculation to the Receiving Party being the First Calculation Date).

24.3

If the Receiving Party disagrees with the First Calculation, it must, within ten (10) Business Days following the First Calculation Date, send a notice of disagreement with the First Calculation (the First Calculation Disagreement Notice) to the Exercising Party and appoint, at its sole discretion and its own expense, an Expert Valuer (other than the Expert Valuer that has provided the First Calculation) that should provide its calculation of the Fair Value (the Second Calculation and together with the First Calculation, the Calculations) to the Exercising Party and the Receiving Party within twenty (20) Business Days after being appointed (the date of delivery of the Second Calculation to the Exercising Party being the Second Calculation Date).

24.4

If the Receiving Party fails to send the First Calculation Disagreement Notice within ten (10) Business Days following the First Calculation Date, the First Calculation shall be deemed final, and the Fair Value shall be deemed determined in accordance with the First Calculation.

24.5

If the Exercising Party disagrees with the Second Calculation, it must, within ten (10) Business Days following the Second Calculation Date, send a notice of disagreement with the Second Calculation (the Second Calculation Disagreement Notice) to the Receiving Party.

24.6

If the Exercising Party fails to send the Second Calculation Disagreement Notice to the Receiving Party within ten (10) Business Days following the Second Calculation Date, such Second Calculation shall be deemed final, and the Fair Value shall be deemed determined in accordance with the Second Calculation.

24.7	If the Exercising Party sends the Second Calculation Disagreement Notice and:

(a)	the Calculations differ by less than 10% of the lowest of the Calculations, then the Fair Value shall be equal to the average of the two Calculations; or

(b)	the Calculations differ by 10% or more of the lowest of the Calculations, the Exercising Party and the Receiving Party shall agree on and jointly engage a Final Expert as set out in Clause 24.8 below.

24.8

To the extent provided for in Clause 24.7(b), the Exercising Party and the Receiving Party undertake to agree on and jointly, at their joint expense, engage an Expert Valuer (other than the Expert Valuers that have provided the Calculations) (the Final Expert) within five (5) Business Days after the date of the Second Calculation Disagreement Notice, and will cause such Final Expert to provide its calculation of the Fair Value (the Final Calculation) within twenty (20) Business Days after being appointed (the date of delivery of the Final Calculation being the Final Calculation Date).

24.9

If the Exercising Party and the Receiving Party fail to agree on the Final Expert as per Clause 24.8, the Exercising Party may appoint the Final Expert at its sole discretion and at the expense of both the Exercising Party and the Receiving Party borne equally within five (5) Business Days after the date of the Second Calculation Disagreement Notice.

24.10	The Fair Value shall be determined as follows:

(a)

if the Final Calculation is equal to or above the higher of the First Calculation and the Second Calculation (the Higher Amount), the Fair Value shall be deemed determined as being equal to the Higher Amount; or

(b)

if the Final Calculation is equal to or below the lower of the First Calculation and the Second Calculation (the Lower Amount), the Fair Value shall be deemed determined as being equal to the Lower Amount; or

(c)	if the Final Calculation is between the First Calculation and the Second Calculation, the Fair Value shall be deemed determined as being equal to the Final Calculation.

24.11	With effect from determination of the Final Calculation, the Fair Value shall be deemed finally determined in accordance with Clause 24.10.

24.12	The “Fair Value” of the Option Shares shall be determined by an Expert Valuer on the following assumptions and bases:

(a)	valuing the Option Shares as on an arm’s length sale between a willing seller and a willing buyer;

(b)	if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so;

(c)	that the Option Shares are capable of being transferred without restriction;

(d)

valuing the Option Shares as a rateable proportion of the total value of all the issued Shares without any premium or discount being attributable to the percentage of the issued share capital of the Company which they represent but taking account of the rights attaching to the Option Shares;

(e)	the Fair Value shall be determined as of the end of the last Financial Quarter preceding the date of service of the Put Option Exercise Notice or the Call Option Exercise Notice (as applicable); and

(f)	reflecting any other factors which the Expert Valuers reasonably believe should be taken into account.

24.13	If any difficulty arises in applying any of these assumptions or bases then the Expert Valuer shall resolve that difficulty in whatever manner they shall in their absolute discretion think fit.

24.14	The Expert Valuer shall act as experts and not as arbitrators and their determination shall be final and binding on the parties (in the absence of fraud or manifest error).

24.15

The Board shall give the Expert Valuer access to all accounting records or other relevant documents of the Group subject to them agreeing to such confidentiality provisions as the Board may reasonably impose.

24.16

The calculations of the Fair Value shall be in each case set out in a certificate or another written document of an Expert Valuer, which shall be delivered to the Exercising Party and the Receiving Party.

25	Investor’s protection and limitation of profitability

25.1	In addition to the words and expressions defined in other parts of this Agreement, the words and expressions set out below shall have the following meanings:

Investor’s Minimum Return means the amount calculated pursuant to the following formula:

IMR = A * 1,12^ (R/365), where

IMR means the Investor’s Minimum Return;

A means in respect of any Original Security held by the Investor, the price paid by the Investor in respect of that Original Security, including any share premium;

R means in respect of any Original Security held by the Investor, the period of time in calendar days between the payment by the Investor of the amount A (as defined above in this Clause 25.1) in respect of that Original Security until, as applicable:

(a)	the receipt by the Investor of the price for that Original Security pursuant to any Qualifying Sale; or

(b)	the expiration of the IPO Lock-Up Period or the SPAC Combination Lock-Up Period (as applicable);

* means a mathematical symbol of multiplication;

+ means a mathematical symbol of addition;

^ means a mathematical symbol of raising to power; and

/ means a mathematic symbol of division.

Investor’s Target Return means the amount calculated pursuant to the following formula:

ITR = A* 1,2 ^ (R/365), where

ITR means the Investor’s Target Return;

A means in respect of any Original Security held by the Investor, the price paid by the Investor in respect of that Original Security, including any share premium;

R means in respect of any Original Security held by the Investor, the period of time in calendar days between the payment by the Investor of the amount A (as defined above in this Clause 25.1) in respect of that Original Security until, as applicable:

(a)	receipt by the Investor of the price for such Original Security pursuant to any Qualifying Sale; or

(b)	the expiration of the IPO Lock-Up Period or the SPAC Combination Lock-Up Period (as applicable);

* means a mathematical symbol of multiplication;

+ means a mathematical symbol of addition;

^ means a mathematical symbol of raising to power; and

/ means a mathematic symbol of division.

Original Securities means, as applicable:

(a)

any Equity Securities of the Company, including the Shares subscribed for by the Investor under the Subscription Agreement, acquired by the Investor prior to a relevant Qualifying Sale, a Qualifying IPO or a SPAC Combination (as applicable); or

(c)

any SPAC Securities as of immediately after consummation of the SPAC Combination that are issued or issuable pursuant to the SPAC Combination to the Investor for the Equity Securities of the Company held by the Investor as of immediately prior to the consummation of the SPAC Combination.

Qualifying Sale means any sale by the Investor of any of the Original Securities under Clauses 17, 18 , 21.2(a)(ii) or 21.2(b)(iii).

25.2 If:

(a)

the aggregate of (i) the total consideration received by the Investor per each Original Security sold at a Qualifying Sale and (ii) all amounts actually paid by the Company to the Investor as a result of the Company paying dividends and the distribution of the Company’s net profits, reserves, capital stock and any other component of the Company’s equity per each Original Security (the sum of (i) and (ii) above, the Negative Total Return) is lower than the Investors’ Minimum Return; or

(b)	on the date of expiration of the IPO Lock-Up Period or the SPAC Lock-Up Period:

(i)	the Investor shall continue to hold any Original Securities; and

(ii)	the weighted average price of:

(A)	one Equity Security of the Company on the Recognised Exchange where the Equity Securities of the Company are listed; or

(B)	one SPAC Security on the Recognised Exchange where the SPAC Securities are listed,

determined pursuant to the rules of that Recognised Exchange for five (5) consecutive trading days after the date of expiration of the IPO Lock-Up Period or the SPAC Lock-Up Period (as applicable) (the Weighted Average Price), is lower than the Investor’s Minimum Return, the Company undertakes to pay to the Investor in respect of each Original Security referred to in Clauses 25.2(a) and 25.2(b) the amount in cash by which the Investor’s Minimum Return exceeds the Negative Total Return (if Clause 25.2(a) applies) or by which the Investor’s Minimum Return exceeds the Weighted Average Price (if Clause 25.2(b) applies).

25.3 The Company shall make all payments to the Investor pursuant to Clause 25.2:

(a)	on the date of completion of the Qualifying Sale (if Clause 25.2(a) applies); or

(b)	within fifteen (15) Business Days of the date of expiration of the IPO Lock-Up Period or the SPAC Lock-Up Period (if Clause 25.2(b) applies).

25.4 Subject to Clause 25.6, If:

(a)

the aggregate of (i) the total consideration received by the Investor per each Original Security sold at a Qualifying Sale and (ii) all amounts actually paid by the Company to the Investor as a result of the Company paying dividends and the distribution of the Company’s net profits, reserves, capital stock and any other component of the Company’s equity per each Original Security (the sum of (i) and (ii) above, the Positive Total Return) is higher than the Investors’ Target Return; or

(b)	on the date of expiration of the IPO Lock-Up Period or the SPAC Lock-Up Period:

(i)	the Investor shall continue to hold any Original Securities; and

(ii)	the Weighted Average Price is higher than the Investors’ Target Return,

the Investor undertakes to pay to the Company in respect of each Original Security referred to in Clauses 25.4(a) and 25.4(b) fifty per cent (50%) of the amount in cash by which the Positive Total Return exceeds the Investor’s Target Return (if Clause 25.4(a) applies) or by which the the Weighted Average Price exceeds the Investor’s Target Return (if Clause 25.4(b) applies)

25.5 The Investor shall make all payments pursuant to Clause 25.4:

(a)	on the date of completion of the Qualifying Sale (if Clause 25.4(a) applies); or

(b)	within fifteen (15) Business Days of the date of expiration of the IPO Lock-Up Period or the IPO Lock-Up Period (if Clause 25.4(b) applies).

25.6

At the option of the Investor, which may be exercised by sending a written notice to the Company no later than ten (10) Business Days (or a longer period if required by applicable law) before the date of expiration of the IPO Lock-Up Period or the IPO Lock-Up Period, as applicable, any liability in respect of any payment under Clause 25.4 may be settled (in whole or in part) in:

(a)

Shares (if Clause 25.4(a) applies), whereby the number of Shares shall be calculated by dividing the total amount due to the Company under Clause 25.4(a) by the price of one Share offered to the Investor in the relevant Qualifying Sale; or

(b)	Equity Securities of the Company or the SPAC Securities (as applicable) (if Clause 25.4(b) applies), whereby:

(i)

in the event of the Qualifying IPO, the number of Equity Securities of the Company shall be calculated by dividing the total amount due to the Company under Clause 25.4(b) by the Weighted Average Price of one Equity Security of the Company; and

(ii)

in the event of the SPAC Combination, the number of SPAC Securities shall be calculated by dividing the total amount due to the Company under Clause 25.4(b) by the Weighted Average Price of one SPAC Security.

The transfer of the adequate number of Shares, Equity Securities of the Company or the SPAC Securities (or, where Shares, Equity Securities of the Company or SPAC Securities are transferred in partial settlement, the adequate number of Shares, Equity Securities of the Company or SPAC Securities together with the adequate cash payment) to the Company by the Investor shall fully and finally discharge the Investor from the relevant liability under Clause 25.4, provided that:

(a)

such Shares, Equity Securities of the Company or the SPAC Securities shall be transferred by the Investor free from all Encumbrances and with all rights attached to them at the date of the transfer; and

(b)

the Investor shall not be obliged to give any representations, warranties, indemnities or similar assurances except customary representations, warranties, indemnities or similar assurances as to capacity to enter into and perform the relevant transaction documents and title to such Shares, Equity Securities of the Company or the SPAC Securities transferred by the Investor.

25.7	The parties agree that if more than one Qualifying Sale occurs during the term of this Agreement, this Clause 25 shall apply to each such Qualifying Sale.

25.8	This Clause 25 shall survive termination of this Agreement pursuant to Clause 21.7 and shall continue to be in full force and effect.

26     Effect of ceasing to hold shares

A party shall cease to be a party to this Agreement for the purpose of receiving benefits and enforcing his rights from the date that he ceases to hold (or beneficially own) any Shares (but without prejudice to any benefits and rights accrued prior to such cessation).

27     Warranties

Each party, severally and not jointly, warrants to each other party that each and every statement set out in Schedule 4 is true, accurate and not misleading at the date of this Agreement.

28     Obligations of Controlling Founders

Unless expressly provided otherwise in this Agreement, the Controlling Founders shall be jointly and severally liable for their obligations, undertakings and liabilities arising under this Agreement. The Investor may release or compromise the liability of a Controlling Founder without affecting the liability of the other Controlling Founders. If any liability of a Controlling Founder is, or becomes illegal, invalid or unenforceable in any respect this shall not affect or impair the liability of the other Controlling Founders under this Agreement.

29     Confidentiality and announcements

29.1

Except as provided elsewhere in this Agreement, and excluding any information which is in the public domain (other than through the wrongful disclosure of any party), or which any party is required to disclose by law or by the rules of any regulatory body to which any Group Company is or will become subject, each party agrees to keep secret and confidential and not to use, disclose or divulge to any third party any (and ensure that all of its directors, officers and employees, and all of its Affiliates do the same):

(a)

confidential information relating to the Group (including the intellectual property, customer lists, reports, notes, memoranda and all other documentary records pertaining to the Group or its business affairs, finances, suppliers, customers or contractual or other arrangements); or

(b)	information relating to the negotiation, provisions or subject matter of this Agreement (or any document referred to in it); or

(c)	information concerning any other party or any of its Affiliates.

29.2

Except in accordance with Clause 29.3, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media that concerns or relates to this Agreement or its subject matter (including, but not limited to, the Investor’s investment in the Company) or any ancillary matter.

29.3	Notwithstanding Clause 29.2, any party may make or permit to be made an announcement concerning or relating to this Agreement, or its subject matter or any ancillary matter:

(a)

to its directors, officers, employees, agents and legal or other professional advisers, and to any of its respective Affiliates, in each case, to the extent necessary to enable that party to perform or enforce any of its rights or obligations under this Agreement and provided that they are bound by confidentiality undertakings which are substantially similar to those contained in this Clause 29;

(b)	if and to the extent required by:

(i)	law; or

(ii)	any securities exchange on which such party’s or any of its Affiliates’ securities are listed or traded; or

(iii)	any regulatory or governmental or other authority with relevant powers to which either such party or any of its Affiliates is subject or submits, whether or not the requirement has the force of law.

30     Assignment and other dealings

30.1

Subject to Clause 30.2, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement without the prior written consent of the other parties.

30.2

The Investor may assign or transfer any or all of its rights (but not its obligations) under this Agreement to any person who has received a transfer of Shares from the Investor in accordance with the Articles and this Agreement and who has executed a Deed of Adherence.

30.3

Notwithstanding Clause 29, the Investor may disclose to a proposed assignee any information in its possession that relates to this Agreement or its subject matter, the negotiations relating to it and the other parties which it is reasonably necessary to disclose for the purposes of the proposed assignment, provided that such proposed assignee is bound by confidentiality undertakings which are substantially similar to those contained in Clause 29.

31     Third party rights

31.1	This Agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

31.2	The rights of the parties to rescind or vary this Agreement are not subject to the consent of any other person.

32	Status of Agreement

32.1

Each Shareholder shall, to the extent that it is able to do so, exercise all its voting rights and other powers in relation to the Company to procure that the provisions of this Agreement are properly and promptly observed and given full force and effect according to the spirit and intention of the Agreement.

32.2	If there is an inconsistency between any of the provisions of this Agreement and the provisions of the Articles, the provisions of this Agreement shall prevail as between the parties.

32.3

The Shareholders shall, when necessary, exercise their powers of voting and any other rights and powers they have to amend, waive or suspend a conflicting provision in the constitutional documents of the Company to the extent necessary to permit the Group and its business to be administered as provided in this Agreement.

33     Severance

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause shall not affect the validity and enforceability of the rest of this Agreement.

34     Variation and waiver

34.1	No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

34.2

A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

34.3

A failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

34.4

A person that waives a right or remedy provided under this Agreement or by law in relation to one person, or takes or fails to take any action against that person, does not affect its rights or remedies in relation to any other person.

35     Costs

Except as expressly provided in this Agreement, each party shall pay its own costs incurred in connection with the negotiation, preparation, execution and performance of this Agreement (and any documents referred to in it).

36     Payments and default interest

36.1	When a party pays an amount due under this Agreement, it shall pay it:

(a)	for value on the due date;

(b)	to such account of the other party as it has specified therefor;

(c)	in RUB; and

(d)	in full, without, and free and clear of, any deduction for:

(i)	set-off or counterclaim; and

(ii)	any withholding for or on account of any Tax,

or any other deduction, unless the law requires it.

36.2	If a party must make a withholding or deduction referred to in Clause 36.1(d) because the law requires it, that party shall:

(a)	ensure the withholding or deduction does not exceed the minimum amount the law requires; and

(b)	increase the amount payable so the net amount the other party receives and holds equals the amount it would have received and held if the law had not required the withholding or deduction.

36.3	If any payment under this Agreement would become due on a day which is not a Business Day, it must be paid on the immediately following Business Day.

36.4	If a party fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount:

(a)	daily;

(b)	from the due date until the date of payment (both before and after judgment); and

(c)	at 5% per cent per annum.

36.5	Any interest accruing under this Clause shall be immediately payable by the party that has failed to pay the relevant amount on demand by the other party.

37     Entire agreement

37.1

This Agreement (together with the documents referred to in it), constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements and understandings between them, whether written or oral, relating to their subject matter.

37.2

Each party acknowledges that in entering into this Agreement and any documents referred to in it, it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement or those documents.

37.3	The only claim, right or remedy available to a party for a representation expressly set out in this Agreement and any documents referred to in it shall be damages for breach of contract.

37.4	Nothing in this Clause 37 shall limit or exclude any liability for fraud.

38     Notices

38.1	This Clause applies to all notices and other communications (except delivery of any proceedings or other documents in any arbitration) between the parties under this Agreement (Notices)

38.2	A Notice:

(a)	shall be in writing and in English;

(b)	shall be signed by or behalf of the party giving it;

(c)

shall be sent to the relevant party for the attention of the contact and to the address or fax number specified in Clause 38.3, or such other address, fax number or contact as that party may notify to the others in accordance with the provisions of this Clause 38;

(d)	shall be delivered by one of these methods:

(i)	by hand; or

(ii)	courier (using an internationally recognised courier company); or

(iii)	fax.

38.3	The addresses and fax numbers for service of Notice are:

(a)	Company

(i)	address: 10, rue C.M. Spoo, 2546 Luxembourg, the Grand Duchy of Luxembourg

(ii)	for the attention of: The Board of Directors

(iii)	fax number: +352 269 763 05

(b)	Investor

(i)	address: 30 Ekaterinis Kornarou street, 3rd floor, Stovolos 2024, Nicosia, Cyprus

(ii)	for the attention of: Sophocles Sophocleous, Director

with	a copy to

(i)	address: VTB Capital, Federation Tower West, 12, Presnenskaya emb., Moscow, 123112

(ii)	for the attention of: Stepan Natalevich and Yuri Gordeev

(c)	In the case of the Founders, to the address and fax number set out alongside their respective names in Schedule 1.

38.4

A party may change its details for service of Notices as specified in Clause 38.3 by giving Notice in writing to the other parties. Any change notified pursuant to this Clause 38.4 shall take effect at 9.00 am on the later of:

(a)	the date (if any) specified in the Notice as the effective date for the change; and

(b)	five Business Days after the Notice of change becomes effective in accordance with this Clause 38.

38.5	A Notice delivered by hand or courier at 5.00 p.m. or earlier on a Business Day is effective at delivery.

38.6	A Notice delivered by hand or courier after 5.00 p.m. on a Business Day or on a day which is not a Business Day is effective at 9.30 a.m. on the next Business Day.

38.7	A Notice sent by fax is effective upon sending, if both these conditions are met:

(a)	a transmission report confirms uninterrupted and error-free transmission; and

(b)	the sender does not get a telephone or email message from the recipient saying the fax was not complete and legible by the following time:

(i)	for faxes sent on a Business Day between 9.00 a.m. and 2.00 p.m., within three hours after sending; or

(ii)	for other faxes, by noon on the next Business Day after sending.

38.8	For the purposes of this Clause, all references to time are to local time in the place of deemed receipt.

38.9	A Notice is not validly served under this Agreement if sent by email only. A party may copy a Notice by email without affecting its validity.

39     Further assurance

Each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute and deliver such documents and perform such acts as may be required for the purpose of giving full effect to this Agreement.

40     Counterparts

The parties may execute this Agreement in any number of counterparts and on separate counterparts. Each executed counterpart counts as an original of this Agreement and all the executed counterparts form one Agreement.

41     No partnership

41.1

Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of any other party, or authorise any party to make or enter into any commitments for or on behalf of any other party.

41.2	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

42     Language

42.1

If this Agreement is translated into any language other than English, the English language version shall prevail (except in respect of words and phrases which have been specifically translated in this Agreement by inclusion of the translated words in brackets after the English word or phrase).

43     Inadequacy of damages

Without prejudice to any other rights or remedies that a party may have, each party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Agreement by that party. Accordingly, the other parties shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

44     Governing law

English law governs this Agreement (excluding the arbitration agreement contained in Clause 45), its interpretation and any non-contractual obligations arising from or connected with it.

45     Arbitration

45.1

The Parties agree that any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (each, a “Dispute”), shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC Court”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause 45.

45.2

Where there are no more than two parties to the arbitration, each party shall nominate one arbitrator and the two party-nominated arbitrators shall (in each case, in consultation with the relevant nominating party) nominate the third, presiding arbitrator. If the presiding arbitrator has not been nominated by the two party-nominated arbitrators within 21 calendar days of the date of the appointment of the second party-nominated arbitrator, the presiding arbitrator shall be appointed by the SIAC Court.

45.3

Where there are three or more parties to the arbitration, and all parties to the arbitration agree in writing that the disputant parties represent collectively two separate “sides” for the formation of the tribunal, each side shall nominate one arbitrator and the two side-nominated arbitrators (in each case, in consultation with the relevant nominating side) shall nominate the third, presiding arbitrator. If the presiding arbitrator has not been nominated by the two side-nominated arbitrators within 21 calendar days of the date of the appointment of the second side-appointed arbitrator, the presiding arbitrator shall be appointed by the SIAC Court.

45.4	Where there are three or more parties to the arbitration and either:

(a)	the parties cannot agree in writing that the disputant parties represent collectively two separate “sides” for the formation of the tribunal; or

(b)	one or both “sides” cannot agree a side-nominated arbitrator;

the SIAC Court shall appoint the arbitral tribunal without regard to any party’s entitlement or nomination.

45.5

If this Clause operates to exclude a party’s right to choose its own arbitrator, each party irrevocably and unconditionally waives any right to do so. If an appointed arbitrator may not continue to act as an arbitrator of such panel, the party(ies) that appointed such arbitrator shall have the right to appoint a replacement arbitrator in accordance with the provisions of this clause.

45.6	The seat of arbitration shall be Singapore. The arbitration proceedings shall be conducted and the award or decision (the Award) of the arbitrators shall be rendered in the English language.

45.7

The arbitrators shall have the authority to assess the costs and expenses of the arbitration proceeding (including attorneys’ fees and expenses) against one or more Parties in whatever manner or allocation the arbitrators deem appropriate.

45.8	The arbitral tribunal shall have the power to order on a provisional basis any relief which it would have power to grant in a final award.

45.9

The Award shall be final and binding upon the parties as from the date rendered, and shall be the sole and exclusive remedy between the parties regarding any Disputes presented to the arbitral tribunal. Judgment upon any Award may be entered in any court of competent jurisdiction.

45.10	The law of the arbitration agreement shall be laws of the Republic of Singapore.

This Agreement has been executed and delivered as a deed on the date shown on the first page.

Schedule 1

The Founders

Name	Country of citizenship (in the case of an individual) / incorporation (in the case of a company)	Passport details (in the case of an individual) / registered number (in the case of a company)	Address (in the case of an individual) / registered address (in the case of a company) and fax number
MK IMPACT FINANCE	Luxembourg	N/A	10 rue C-M Spoo, L- 2546 Luxembourg Fax: +352 26 97 63 05

MIKRO FUND	Luxembourg	N/A	10 rue C-M Spoo, L- 2546 Luxembourg Fax: +352 26 97 63 05

D-Mobility Worldwide a.s.	Czech Republic	06933629	Krocínova 333/3, Praha 1,Staré Město, 110 00, Czech Republic Fax: +352 26 97 63 05

Stanislav Igorevich Groshov	Russia	[***]	[***]

Artur Borisovich Melikyan	Russia	[***]	[***]

Artem Alexandrovich Sergeev	Russia	[***]	[***]

Schedule 2

The Subsidiaries

Name	Country of incorporation	Registered number	Registered address
Limited Liability Company "Carsharing Russia (in Russian – *Общество с ограниченной ответственностью "Каршеринг Руссия"*)"	Russian Federation	1157746288083	107023, Moscow, st. Electrozavodskaya, 27, building 1A, fl. 1, pom. IV, room. 26 (107023, г. Москва, ул. Электрозаводская, дом 27, строение 1А, эт. 1, пом. IV, ком. 26)
Smart mobility management Limited liability company (in Russian – *Общество с ограниченной ответственностью "Смарт мобилити менеджмент"*)	Russian Federation	1177746246820	141009, Moscow region, Mytishchi, Yaroslavl highway, vl. 1, str. 2, floor 1 room 10 (141009, МО, г. Мытищи, Ярославское шоссе, вл. 1, стр.2, этаж 1 помещение 10)
Limited liability company "Anytime" (in Russian – *Общество с ограниченной ответственностью "Энитайм"*)	Russian Federation	1127746673988	107023, Moscow, st. Electrozavodskaya, 27, building 1A, fl. 1, pom. IV, room. 31 (107023, г. Москва, ул. Электрозаводская, дом 27, строение 1А, эт. 1, пом. IV, ком. 31)
Limited Liability Company "PROLIVE+" (in Russian – *Общество с ограниченной ответственностью "ПРОЛИВ ПЛЮС"*)	Russian Federation	1197746368412	127410, Moscow, Altufyevskoye av., 41a, building 5, floor 2, office 20 (127410, Россия, Алтуфьевское шоссе, дом 41 а, строение 5, этаж/помещ 2/20)
Limited Liability Company "CarShineRussia" (in Russian – *Общество с ограниченной ответственностью "КарШайнРуссия"*)	Russian Federation	1187746833900	125476, Moscow, Vasiliya Petushkova st. 3, building 3-1, office 1-1 (125476, Москва город, Василия Петушкова улица, дом 3, корпус 3, стр 1 пом 1 к 1)

Schedule 3

Reserved Matters

Part 1

Matters requiring Investor Consent

1

Create, allot, issue, buy-in or redeem any share capital or grant or agree to grant any options or warrants for the issue of any share capital or issue any securities convertible into shares, or establish any employee incentive scheme, in each case granting their holders rights preferential to the rights attaching to the Preferred Shares (excluding, for the avoidance of doubt, adoption of a phantom share based (or similar) employee incentive plan with respect to up to 5% of the total share capital of the Company).

2	Permit or cause to be proposed any amendment to the Articles resulting in any restriction or diminution of any rights attaching to the Preferred Shares.

3	Permit or cause to be proposed any variation to the rights attaching to the Preferred Shares.

4

Propose or pay any dividend or quasi-dividend, or propose or make any other distribution, including by way of redemption by the Company of any Shares, other than those paid or made to all Shareholders on the same terms and pro rata to the number of Shares held by each Shareholder.

5	Dispose of the whole or any significant part of the assets or undertaking of the Company, except as part of a SPAC Combination.

6

Permit the Company to cease, or propose to cease, to carry on its business or permit the Company or its directors (or any one of them) to take any step to wind up the Company, except as part of SPAC Combination.

7	Approve any merger, liquidation or dissolution or acquisition of the Company, except as part of SPAC Combination.

8	Enter into by the Company or vary any material transaction or arrangement of the Company with, or for the benefit of, any of the Controlling Founders or any of their respective Affiliates.

9	Any variation of termination by the Company of the Loan Assignment Agreement or the Loan Subordination Agreement.

Part 2

Matters requiring Investor Director Consent

1

Permit any Subsidiary to cease, or propose to cease, to carry on its business or permit any Subsidiary or their directors (or any one of them) to take any step to wind up any Subsidiary, except as part of a SPAC Combination.

2	Approve any merger, liquidation, dissolution of any Subsidiary or acquisition of any Subsidiary that is not included in Schedule 2, except as part of a SPAC Combination.

Dispose of the whole or any significant part of the assets or undertaking of any Subsidiary, except as part of a SPAC Combination.

Schedule 4

Warranties

1	Such party has full capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

2

The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorised by all requisite action of such party.

3	Such party has duly executed and delivered this Agreement.

4	This Agreement constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

5

All consents, licences or approvals required by law or regulation in order for such party to enter into this Agreement have been obtained without conditions or limitations which would limit such party’s performance of this Agreement, and remain in full force and effect.

6

The execution, delivery and performance by such party of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in any violation or breach of any provision of any of the constitutional documents of such party (where such party is a company); (ii) conflict with or result in any violation or breach of any provision of any law applicable to it; or (iii) require any consent or other action by any person under any provision of any material agreement or other instrument to which it is a party.

Schedule 5

Deed of adherence

THIS DEED is made on	202[ ]

BY	[ ]

INTRODUCTION

(A)

By a [transfer]/[subscription for shares] dated [of even date herewith] [            ]            [(the “Transferor”) transferred to the Transferee/[[        ] (the “Subscriber”) subscribed for]         [            ] Shares of         [            ] each in the capital of Delimobil Holding S.A. (the “Company”) (together the [“Transferred Shares”/”Subscribed Shares”).

(B)

This deed is entered into in compliance with the terms of clause 23 of an agreement dated [            ] made between (1) [name parties to the agreement] and (2) the Company and others (all such terms as are therein defined) (which agreement is herein referred to as the “Shareholders’ Agreement”).

AGREED TERMS

1.	Words and expressions used in this deed shall have the same meaning as is given to them in the Shareholders’ Agreement unless the context otherwise expressly requires.

2.

The [Transferee]/[Subscriber] hereby agrees to assume the benefit of the rights [of the Transferor] under the Shareholders’ Agreement in respect of the [Transferred]/[Subscribed]Shares) and hereby agrees to assume and assumes the burden of the [Transferor’s] obligations under the Shareholders’ Agreement to be performed after the date hereof] in respect of the [Transferred]/[Subscribed] Shares.

3.

The [Transferee]/[Subscriber] hereby agrees to be bound by the Shareholders’ Agreement in all respects as if the [Transferee]/[Subscriber] were a party to the Shareholders’ Agreement as one of the [Investor and/or Founders] and to perform:

(a)	all the obligations of the Transferor in that capacity thereunder; and

(b)	all the obligations expressed to be imposed on such a party to the Shareholders’ Agreement;

in both cases, to be performed or on or after [the date hereof].

4.	This deed is made for the benefit of:

(a)	the parties to the Shareholders’ Agreement; and

(b)

any other person or persons who may after the date of the Shareholders’ Agreement (and whether or not prior to or after the date hereof) assume any rights or obligations under the Shareholders’ Agreement and be permitted to do so by the terms thereof, and this deed shall be irrevocable without the consent of the Company acting on their behalf in each case only for so long as they hold any Shares in the capital of the Company.

5.

For the avoidance of doubt nothing in this deed shall release the Transferor from any liability in respect of any obligations under the Shareholders’ Agreement due to be performed prior to the date of this deed.

6.	Neither the Investor nor any of the Founders:

(a)

makes any representation or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any of the Shareholders’ Agreement (or any agreement entered into pursuant thereto);

(b)

makes any representation or warranty or assumes any responsibility with respect to the content of any information regarding the Company or any Subsidiary or otherwise relates to the [acquisition]/[subscription] of shares in the Company; or

(c)

assumes any responsibility for the financial condition of the Company or any Subsidiary or any other party to the Shareholders’ Agreement or any other document or for the performance and observance by the Company or any other party to the Shareholders’ Agreement or any other document (save as expressly provided therein), and any and all conditions and warranties, whether express or implied by law or otherwise, are excluded save for the representations, warranties and undertakings contained in the Warranties.

7.	The Notice details of the [Transferee]/[Subscriber] for the purposes of clause 38.3 of the Shareholders’ Agreement are as follows:

Address: []

For the attention of: []

Fax number: []

with a copy to: []

8.	This deed shall be governed by and construed in accordance with the laws of England and Wales.

This	deed of adherence has been executed and delivered as a deed on the date shown on the first page.

EXECUTED	as DEED by )
[Transferee/Subscriber]	)

Signature Page to the Shareholders’ Agreement
Executed as a deed by
Nevsky Property Finance Limited
acting by VTB Capital PE Investment
Holding (Cyprus) Limited, a director,
acting by Sophocles Sophocleous, a director

/s/: Sophocles Sophocleous

Signature Page to the Shareholders’ Agreement

Executed as a deed by Vincenzo Trani,
a director, for and on behalf of
Mikro Kapital Management S.A.
in its capacity as manager of
Mikro Fund

/s/: Vincenzo Trani

Signature Page to the Shareholders’ Agreement
Executed as a deed by Vincenzo Trani,
a director, for and on behalf of
Mikro Kapital Management S.A.
in its capacity as manager of
MK IMPACT FINANCE

/s/: Vincenzo Trani

Signature Page to the Shareholders’ Agreement

Executed as a deed by
D-MOBILITY WORLDWIDE A.S. acting by
Alberto Trani being a person who in
accordance with the law of the Czech
Republic is acting under the authority of the
company

/s/: Alberto Trani

Signature Page to the Shareholders’ Agreement
Signed as a deed by
STANISLAV IGOREVICH GROSHOV
in the presence of:

/s/: Stanislav Igorevich Groshov

Signature of witness:

Name of witness:

Address:

Signature Page to the Shareholders’ Agreement
Signed as a deed by
ARTUR BORISOVICH MELIKYAN
in the presence of:

/s/: Artur Borisovich Melikyan

Signature of witness:
Name of witness:
Address:

Signature Page to the Shareholders’ Agreement
Signed as a deed by
Artem Alexandrovich Sergeev
in the presence of:

/s/: Artem Alexandrovich Sergeev

Signature of witness:

Name of witness:
Address:

Signature Page to the Shareholders’ Agreement

Executed as a deed by
DELIMOBIL HOLDING S.A. acting by
Vincenzo Trani being a person who in
accordance with the law of the Grand Duchy
of Luxembourg is acting under the authority
of the company

/s/: Vincenzo Trani